                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                           REVOLVING CREDIT AGREEMENT

                                      AMONG

                            THE LENDERS PARTY HERETO

                THE CIT GROUP/COMMERCIAL SERVICES, INC., AS AGENT

                                       AND

                              LEASECOMM CORPORATION
                                       AND
                              TIMEPAYMENT CORP. LLC

                         DATED: AS OF SEPTEMBER 29, 2004

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                                TABLE OF CONTENTS

SECTION I  DEFINITIONS..............................................     1
   1.1  DEFINITIONS.................................................     1
   1.2  RULES OF INTERPRETATION.....................................    16
SECTION II  DESCRIPTION OF CREDIT...................................    17
   2.1  REVOLVING CREDIT LOANS......................................    17
   2.2  THE NOTES...................................................    18
   2.3  NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.......    18
   2.4  FUNDING OF LOANS............................................    19
   2.5  INTEREST RATES AND PAYMENTS OF INTEREST.....................    20
   2.6  FEES........................................................    21
   2.7  PAYMENTS AND PREPAYMENTS OF THE LOANS.......................    22
   2.8  METHOD OF PAYMENT AND ALLOCATION OF PAYMENTS................    23
   2.9  INDEMNITY...................................................    24
   2.10  COMPUTATION OF INTEREST AND FEES; DUE DATE.................    25
   2.11  CHANGED CIRCUMSTANCES; ILLEGALITY..........................    25
   2.12  INCREASED COSTS............................................    26
   2.13  CAPITAL REQUIREMENTS.......................................    27
   2.14  DEFAULTING LENDER; REPLACEMENT LENDER......................    27
SECTION III  CONDITIONS OF LOANS....................................    28
   3.1  CONDITIONS PRECEDENT TO INITIAL LOANS.......................    28
   3.2  CONDITIONS PRECEDENT TO ALL LOANS...........................    29
SECTION IV  REPRESENTATIONS AND WARRANTIES..........................    30
   4.1  ORGANIZATION; QUALIFICATION; BUSINESS.......................    30
   4.2  CORPORATE AUTHORITY.........................................    30
   4.3  VALID OBLIGATIONS...........................................    30
   4.4  CONSENTS OR APPROVALS.......................................    31
   4.5  TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES................    31
   4.6  FINANCIAL STATEMENTS........................................    31
   4.7  CHANGES.....................................................    31
   4.8  SOLVENCY....................................................    31
   4.9  DEFAULTS....................................................    32
   4.10  TAXES......................................................    32
   4.11  LITIGATION.................................................    32
   4.12  SUBSIDIARIES...............................................    32
   4.13  INVESTMENT COMPANY ACT.....................................    32
   4.14  COMPLIANCE.................................................    32
   4.15  ERISA......................................................    33
   4.16  ENVIRONMENTAL MATTERS......................................    33
   4.17  RESTRICTIONS ON THE BORROWER...............................    34
   4.18  LABOR RELATIONS............................................    34
   4.19  MARGIN RULES...............................................    34
   4.20  DISCLOSURE.................................................    34
SECTION V  SECTION V AFFIRMATIVE COVENANTS..........................    35
   5.1  FINANCIAL STATEMENTS........................................    35
   5.2  CONDUCT OF BUSINESS.........................................    36

   5.3  MAINTENANCE AND INSURANCE...................................    36
   5.4  TAXES.......................................................    37
   5.5  INSPECTION..................................................    37
   5.6  MAINTENANCE OF BOOKS AND RECORDS............................    37
   5.7  USE OF PROCEEDS.............................................    37
   5.8  FURTHER ASSURANCES..........................................    38
   5.9  NOTIFICATION REQUIREMENTS...................................    38
   5.10  ERISA REPORTS..............................................    38
   5.11  ENVIRONMENTAL COMPLIANCE...................................    39
   5.12  LENDER'S CONSULTANT........................................    39
   5.13  USA  PATRIOT ACT...........................................    39
   5.14  IRON MOUNTAIN AGREEMENT....................................    39
SECTION VI  FINANCIAL COVENANTS.....................................    40
   6.1  CONSOLIDATED TANGIBLE CAPITAL FUNDS.........................    40
   6.2  BAD DEBT ALLOWANCE..........................................    40
   6.3  LIMITS OF DEALER BUSINESS CONCENTRATIONS....................    40
   6.4  MAXIMUM LEVERAGE RATIO......................................    40
SECTION VII  NEGATIVE COVENANTS.....................................    40
   7.1  INDEBTEDNESS................................................    40
   7.2  CONTINGENT LIABILITIES......................................    41
   7.3  ENCUMBRANCES................................................    41
   7.4  SPECIAL PURPOSE SUBSIDIARIES................................    42
   7.5  MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS..............    42
   7.6  SUBSIDIARY STOCK; GUARANTEES................................    43
   7.7  RESTRICTED PAYMENTS.........................................    43
   7.8  PAYMENTS ON SUBORDINATED DEBT...............................    43
   7.9  INVESTMENTS; PURCHASES OF ASSETS............................    43
   7.10  ERISA COMPLIANCE...........................................    44
   7.11  TRANSACTIONS WITH AFFILIATES...............................    44
   7.12  FISCAL YEAR................................................    44
   7.13  UNDERWRITING PROCEDURES....................................    44
   7.14  AUTHORIZATION TO FILE FINANCING STATEMENTS.................    44
SECTION VIII  DEFAULTS..............................................    45
   8.1  EVENTS OF DEFAULT...........................................    45
   8.2  REMEDIES....................................................    47
SECTION IX  ASSIGNMENT; PARTICIPATION...............................    48
   9.1  ASSIGNMENT..................................................    48
   9.2  PARTICIPATIONS..............................................    49
SECTION X  THE AGENT................................................    50
   10.1  APPOINTMENT OF AGENT; POWERS AND IMMUNITIES................    50
   10.2  ACTIONS BY AGENT...........................................    51
   10.3  INDEMNIFICATION............................................    51
   10.4  REIMBURSEMENT..............................................    51
   10.5  NON-RELIANCE ON AGENT AND OTHER LENDERS....................    52
   10.6  RESIGNATION OR REMOVAL OF AGENT............................    52
SECTION XI  MISCELLANEOUS...........................................    53

   11.1  NOTICES....................................................    53
   11.2  EXPENSES...................................................    54
   11.3  MARSHALLING................................................    54
   11.4  INDEMNIFICATION............................................    54
   11.5  SURVIVAL OF COVENANTS, ETC.................................    55
   11.6  SET-OFF....................................................    55
   11.7  NO WAIVERS.................................................    55
   11.8  JOINT AND SEVERAL..........................................    56
   11.9  AMENDMENTS, WAIVERS, ETC...................................    56
   11.10  BINDING EFFECT OF AGREEMENT...............................    57
   11.11  CAPTIONS; COUNTERPARTS....................................    57
   11.12  ENTIRE AGREEMENT, ETC.....................................    57
   11.13  WAIVER OF JURY TRIAL......................................    57
   11.14  GOVERNING LAW.............................................    57
   11.15  SEVERABILITY..............................................    58
   11.16  CONFIDENTIALITY...........................................    58
   11.17  LOST NOTE, ETC............................................    58

Schedule 1 - Commitment of the Lenders

                                                                  EXECUTION COPY

                           REVOLVING CREDIT AGREEMENT

      THIS REVOLVING CREDIT AGREEMENT is made as of September 29, 2004 by and among LEASECOMM CORPORATION, a Massachusetts corporation having its chief executive office at 10M Commerce Way, Woburn, Massachusetts 01801 ("LEASECOMM"), TIMEPAYMENT CORP. LLC, a Delaware limited liability company having its chief executive office at 10M Commerce Way, Woburn, Massachusetts 01801 ("TIMEPAYMENT"), (Leasecomm and TimePayment are hereafter together referred to as the "BORROWER"); THE CIT GROUP/COMMERCIAL SERVICES, INC. having its head office at 1211 Avenue of the Americas, New York, New York 10036 (together with its successors, "CIT"); the other financial institutions from time to time party hereto (together with CIT, the "LENDERS"); and THE CIT GROUP/COMMERCIAL SERVICES, INC., as agent for the Lenders (in such capacity, the "AGENT").

      WHEREAS, the Borrower has requested and CIT has agreed to establish a revolving loan credit facility for the Borrower.

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION I

                                   DEFINITIONS

      1.1   DEFINITIONS.

      All capitalized terms used in this Agreement or in the Notes or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

      ACCOUNTING CHANGES. See Section 1.2.

      ADJUSTED COST. The Original Cost less any dealer reserve, hold backs and discounts to the Borrower, sales taxes, insurance, shipping, delivery, handling and other similar charges applicable to any Equipment.

      AFFECTED LENDER. See Section 2.11(a).

      AFFILIATE. With reference to any Person, (including an individual, a corporation, a partnership, a trust and a governmental agency or instrumentality), (i) any director, officer or employee of that Person, (ii) any other person controlling, controlled by or under direct or indirect common control of that person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person or
(iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

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                                      -2-

      AGENT. See Preamble.

      AGREEMENT. This Revolving Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented or amended from time to time.

      AMPAC SUBORDINATED DEBT shall mean the $2,000,000 unsecured Subordinated Promissory Note dated as of June 10, 2004 between TimePayment Corp. LLC as borrower and AMPAC Capital Solutions, LLC as subordinated lender.

      BASE RATE. shall mean the rate of interest per annum announced by JP Morgan Chase Bank N.A. from time to time as its prime rate in effect at its principal office in the City of New York. Such rate is not intended to be the lowest rate charged by JP Morgan Chase Bank to its borrowers.

      Any change in the Base Rate of interest hereunder due to a change in the JP Morgan Chase Bank N.A. prime rate will take effect as of the first day of the following month following such change.

      ASSIGNEE. See Section 9.1.

      BASE RATE LOAN. Any Loan bearing interest determined with reference to the Base Rate plus one and one-half (1 1/2%) percent per annum.

      BORROWER. See Preamble.

      BORROWER'S ACCOUNTANTS. Vitale Caturano & Company or such other independent certified public accountants as are selected by the Borrower and reasonably acceptable to the Agent.

      BORROWING BASE. As at the date of any determination thereof, an amount equal to the sum of:

      (a) in the case of Eligible Leases which are Finance Leases (other than Security Monitoring Agreements which are agreements of the Borrowers' dealers to sell, service or install central station monitoring equipment and/or monitoring services) or in the case of Eligible Installment Sales Contracts, the lesser of
(x) 100% of the Adjusted Cost of the Equipment subject to such Eligible Leases or Eligible Installment Sales Contracts, or (y) 75% of the aggregate amount of all Eligible Lease Receivables relating to all such Eligible Leases or Eligible Installment Sales Contracts, discounted to present value by a percentage equal to the Base Rate (which calculation shall not take into account rental payments due or payable under such Eligible Leases or Eligible Installment Sales Contracts beyond 60 months after the commencement date of such Eligible Leases or Eligible Installment Sales Contracts); PLUS

      (b) in the case of Eligible Leases which are Operating Leases (other than Rental Contracts or Security Monitoring Agreements), the lesser of (x) 75% of the aggregate Net Book Value of the Equipment subject to such Operating Leases or (y) 75% of the aggregate amount of all Eligible Lease Receivables relating to all such Eligible Leases, discounted to present value by a percentage equal to the Base Rate (which calculation shall not take into account rental

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                                       -3-

payments due or payable under such Eligible Leases beyond 60 months after the commencement date of such Eligible Leases); PLUS

      (c) in the case of Eligible Installment Finance Contracts, an amount equal to 75% of the aggregate amount of all Eligible Lease Receivables relating to all such Eligible Installment Finance Contracts, discounted to present value by a percentage equal to the Base Rate (which calculation shall not take into account payments due or payable under such Eligible Installment Finance Contracts beyond 60 months after the commencement date of such Eligible Installment Finance Contracts); MINUS

      (d) Borrowing Base Reserves, if any, at the date of determination of the Borrowing Base;

      PROVIDED, HOWEVER, that notwithstanding the foregoing, there shall be excluded from the Borrowing Base (x) any Lease or Eligible Installment Finance Contract to the extent that the Receivables due pursuant to such Lease or Eligible Installment Finance Contract, when added to the Receivables due pursuant to all other Leases and Eligible Installment Finance Contracts with lessees and account debtors in the same state would exceed 20% of Gross Lease Installments, (y) any Lease or Eligible Installment Finance Contract to the extent that the Receivables due pursuant to such Lease or Eligible Installment Finance Contract, when added to all other Receivables due from the same account debtor, would exceed the lesser of (i) $1,000,000.00, or (ii) one percent (1%) of the Commitments at such time (for purposes hereof, determination of the calculation shall be made on a lease by lease and contract by contract basis but the Borrowing Base shall include the aggregate of all such calculations), and
(z) all Leases or Eligible Installment Finance Contracts generated by or through a particular Dealer if fifty (50%) percent of the said Leases or Eligible Installment Finance Contracts generated by or through said Dealer are greater than ninety (90) days past due. Provided further, however, that notwithstanding the foregoing, the Borrowing Base shall not contain more than 15% in the aggregate of Eligible Leases and Eligible Finance Contract with a credit grade of Q, U or W.

      BORROWING BASE MATURITY DATE. September 29, 2007.

      BORROWING BASE REPORT. A report of a Borrowing Computation satisfactory to the Agent in the form annexed hereto as EXHIBIT G and signed by any Responsible Officer. CIT shall have the right, exercisable from time to time, to make reasonable changes to the form of the Borrowing Base report upon thirty (30) days advance written notice.

      BORROWING BASE RESERVES. At the time of any determination of the Borrowing Base, such reserves as the Agent may from time to time determine to establish, in the exercise of its reasonable credit judgment based upon its review of the financial information delivered pursuant to Section 5.1, the results of inspection and reviews of books and records as contemplated by Section 5.5 and other information concerning the business, operations and prospects of the Borrower.

      BORROWING COMPUTATION. See Section 2.4(c).

      BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are

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                                       -4-

open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

      CAPITAL EXPENDITURES. For any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, Capitalized Lease Obligations, but excluding therefrom the purchase of Equipment as inventory for the purpose of being leased under an Operating Lease, expenditures made with the net proceeds of insurance recoveries or exchange of equipment on a trade-in basis.

      CAPITALIZED LEASE OBLIGATIONS. As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, consistently applied.

      CERTIFICATE OF EXEMPTION. See Section 2.8.

      CLOSING DATE. The first date on which the conditions set forth in Sections
3.1 and 3.2 have been satisfied and any Loans are to be made hereunder.

      CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

      COLLATERAL. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and liens created by the Security Documents.

      COMMITMENT. With respect to any Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrower upon the terms and subject to the conditions of this Agreement, initially as set forth on SCHEDULE 1 attached hereto, as such Lender's Commitment may be modified from time to time as provided in this Agreement, including termination or reduction of such Commitment in accordance with Sections 2.1 and 8.2 hereof. SCHEDULE 1 shall be amended from time to time to reflect any changes in the Commitments of the Lenders.

      CONSOLIDATED TANGIBLE CAPITAL FUNDS. The sum, with respect to the Parent and its Subsidiaries, including the Borrower, on a consolidated basis, of (a) the capital stock, (b) additional paid-in capital, (c) retained earnings and (d) Subordinated Debt LESS (x) net organizational costs and net good will, and (y) treasury stock.

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                                       -5-

      CONSUMER FINANCE LEASE. A Finance Lease between the Borrower, as lessor, and a lessee who is an individual and who takes under the Lease primarily for personal, family or household purposes.

      DEALER. A Person who (i) is domiciled in the United States of America,
(ii) is not the subject of and has not taken any action described in subsections
(f) and (g) of Section 8.1 and (iii) is engaged in the business of selling equipment or assigning agreements, contracts or leases and related equipment in the United States of America.

      DEALER AGREEMENT. An agreement between the Borrower and a Dealer, substantially in the form of EXHIBIT F-1 hereto, setting forth the rights and obligations of each with respect to an agreement, contract or lease that has been assigned by such Dealer to the Borrower and which has not been modified, amended, restated or otherwise rewritten in any respect more than two times.

      DEBT ISSUE COSTS. Those amounts characterized as "debt issue costs" in accordance with GAAP on the Initial Financial Statements or the most recent financial statements delivered pursuant to Section 5.1(a) or (b) hereof.

      DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

      DEFAULTING LENDER. See Section 2.14

      DRAWDOWN DATE. The Business Day on which any Loan is made or is to be made.

      ELIGIBLE INSTALLMENT SALES CONTRACT. Any installment sales contract, purchase money security agreement or other similar chattel paper (including any and all schedules, supplements and amendments thereto and modifications thereof) entered into by the Borrower or its predecessor in interest as seller and a third party as buyer in connection with a sale of Equipment.

      ELIGIBLE INSTALLMENT FINANCE CONTRACT. An Installment Finance Contract:

      (a)   which is in full force and effect;

      (b)   the assignee under which is the Borrower;

      (c) to which the Borrower has good and marketable title, and which is assignable by the Borrower;

      (d) which is non-cancelable and provides that the third party obligor's obligations thereunder are absolute and unconditional, and not subject to defense, deduction, setoff or claim and as to which no defenses, setoffs, claims or counterclaims exist or have been asserted, the form of which shall be substantially in accordance with EXHIBIT H annexed hereto;

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                                       -6-

      (e) which is not subject to any Encumbrance other than that in favor of the Agent for the benefit of the Lenders and in which the Agent has a duly perfected first priority security interest under the UCC;

      (f) the third party obligor under which (i) is domiciled in the United States of America, (ii) is not the subject of and has not taken any action described in subsections (f) and (g) of Section 8.1 and (iii) is not otherwise been determined by the Agent to be unacceptable;

      (g)   which is in a form reasonably acceptable to the Agent;

      (h)   under which no payment is more than 90 days past due;

      (i) under which no default has occurred other than to the extent permissible hereunder; and

      (j) which has not been modified, amended, restated or otherwise rewritten more than two times.

      ELIGIBLE INTEREST RATE CONTRACTS. Interest rate swap agreements, interest rate collar agreements, options on any of the foregoing and any other agreements or arrangements designed to provide protection against fluctuations in interest rates, in each case purchased by the Borrower from a Lender with respect to Loans and reasonably acceptable to the Agent.

      ELIGIBLE LEASE. A Lease:

      (a)   Which is in full force and effect;

      (b)   The lessor under which is the Borrower;

      (c)   Which is assignable by the lessor thereunder;

      (d) Which is non-cancelable and provides that the lessee's obligations thereunder are absolute and unconditional, and not subject to defense, deduction, set-off or claim and as to which no defenses, set-offs, claims or counterclaims exist or have been asserted;

      (e) Which is not subject to any Encumbrance other than that in favor of the Agent for the benefit of the Lenders and in which the Agent has a duly perfected first priority security interest under the UCC;

      (f)   Which is a Finance Lease or Operating Lease;

      (g) The lessee under which (i) is domiciled in the United States of America, (ii) is not the subject of and has not taken any action described in subsections (f) and (g) of Section 8.1 and (iii) has not otherwise been determined by the Agent to be unacceptable;

      (h) Which is in a form substantially in accordance with EXHIBIT H attached hereto;

      (i)   Under which no payment is more than 90 days past due;

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                                       -7-

      (j) Under which no default has occurred other than to the extent permissible under clause (i) immediately above;

      (k)   Which is not a Consumer Finance Lease;

      (l) Which, if an Operating Lease, has a present value of all Fixed Rentals thereunder as of the date such Operating Lease is to be included in the Borrowing Base of at least 75% of the Original Cost of the Equipment leased thereunder; and

      (m) which has not been modified, amended, restated or otherwise rewritten with respect to terms of payment or in any other material respect more than two times.

      ELIGIBLE LEASE RECEIVABLES. As at the date of determination thereof, the unpaid balance of Receivables through the applicable term under an Eligible Lease, an Operating Lease an Eligible Installment Sales Contract or an Eligible Installment Finance Contract.

      ENCUMBRANCES. See Section 7.3.

      ENVIRONMENTAL LAWS. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments to the extent the foregoing may now or hereafter have jurisdiction over the Borrower or any of its Subsidiaries and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

      EQUIPMENT. All present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort, and all guarantees, warranties and rights against manufacturers under purchase agreements or otherwise and other parties in connection therewith, all maintenance records and contracts relating thereto, and all insurance thereon and all insurance proceeds payable in connection therewith.

      ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

      ERISA AFFILIATE. Any trade or business, whether or not incorporated, that is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code and Section 4001(a)(14) of ERISA.

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                                       -8-

      ERISA EVENT. (a) Any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Pension Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Pension Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Pension Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability (as defined in Part I of Subtitle E of Title IV of ERISA) with respect to any Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a "Prohibited Transaction" with respect to which the Borrower or any of the Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; and (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Borrower.

      EVENT OF DEFAULT. Any event described in Section 8.1.

      FINANCE LEASE. A Lease characterized as a "finance lease" in accordance with GAAP.

      FIXED RENTALS. The periodic rental payments under a Lease, the amounts of which are fixed and do not vary from time to time based on usage, cash flow or any other factor.

      FOREIGN LENDER. See Section 2.9.

      GAAP. Generally accepted accounting principles, consistently applied.

      GROSS LEASE INSTALLMENTS. The aggregate Receivables due to the Borrower from all leases of equipment.

      GUARANTEES. As applied to the Parent and its Subsidiaries, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Borrower and their Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

      HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or may hereafter require notification, investigation or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof to the extent any of the foregoing has or had jurisdiction over the Borrower; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

      INDEBTEDNESS. As applied to any Person, all (i) liabilities or obligations, direct and contingent, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including, without limitation, lease obligations required to be shown as a liability on the balance sheet of the lessee in accordance with generally accepted accounting principles; (ii) liabilities or obligations of others for which such Person is directly or indirectly liable, by way of guaranty (whether by direct guaranty, suretyship, discount, endorsement, take-or-pay agreement, agreement to purchase or advance or keep in funds or other agreement having the effect of a guaranty) or otherwise; (iii) liabilities or obligations secured by liens on any assets of such person, whether or not such liabilities or obligations shall have been assumed by it; and (iv) non-cancelable liabilities under all Operating Leases.

      INITIAL FINANCIAL STATEMENTS. See Section 4.6.

      INSTALLMENT FINANCE CONTRACT. Any agreement (including any and all schedules, supplements and amendments thereto and modifications thereof) entered into by the Borrower or its predecessor in interest as a service provider and a third party as buyer in connection with the rendering of services to such third party.

      INTEREST EXPENSE. For any period, the consolidated interest expense (including imputed interest on capitalized lease obligations) and amortized debt discount on Indebtedness of the Parent and its Subsidiaries for such period.

      INTEREST PERIOD. With respect to each LIBOR Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Conversion, PROVIDED that:

            (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, except that with respect to any Interest Period for a LIBOR Loan, if such Business Day falls in the next calendar month, such Interest Period shall end on the immediately preceding Business Day;

            (ii) any Interest Period for a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

            (iii) any Interest Period with respect to a Revolving Credit Loan that would otherwise end after the Borrowing Base Maturity Date shall end on the Borrowing Base Maturity Date;

            (iv) notwithstanding clauses (iii) and (iv) above, no Interest Period for a LIBOR Loan shall have a duration of less than one month, and if any Interest Period applicable to a LIBOR Loan would be for a shorter period, such Interest Period shall not be available hereunder; and

            (v) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) J.P. Morgan Chase Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by J.P. Morgan Chase Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations at the applicable per annum at the Base Rate.

      INVENTORY. All of the Borrower's present and hereafter acquired inventory (as defined in the UCC) and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever sort.

      INVESTMENT. As applied to the Borrower and its Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding Accounts Receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held, any other investment in any other Person (including any other Borrower or any Subsidiary), and the making of any commitment or acquisition of any option to make an Investment.

      LEASE. Any lease agreement, installment sales contract or other agreement (including any and all schedules, supplements and amendments thereon and modifications thereof) entered into or acquired by the Borrower or the Parent as lessor or seller with respect to Equipment.

      LENDERS. CIT, the other financial institutions parties hereto and listed on Schedule 1 attached hereto and each other Person that may after the date hereof become an Assignee and, thereby, a party to this Agreement as a "Lender" hereunder, but from and after the effective date that any Person shall have assigned its entire Commitment pursuant to Section 9.1, "Lenders" shall no longer include such Person.

      LIBOR LOAN. Any Loan bearing interest at a rate determined with reference to the LIBOR Rate.

      LIBOR RATE. At any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at CIT's election (i) the applicable LIBOR quoted to CIT by the J.P. Morgan Chase Bank (or any successor thereof), or (ii) the rate of interest determined by CIT at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

      LIBOR RESERVE PERCENTAGE. For any Interest Period, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender is subject with respect to "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors). The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

      LOAN DOCUMENTS. This Agreement, the Notes, the Security Documents, the Parent Guarantee, the Warrants, the Registration Rights Agreement, together with any agreements, instruments or documents executed and delivered pursuant to or in connection with any of the foregoing.

      LOANS. The Revolving Credit Loans made or to be made by the Lenders to the Borrower pursuant to Section II of this Agreement.

      LONDON BANKING DAYS. Any day other than a Saturday, Sunday or legal holiday on which banks in London, England are open for the conduct of a substantial part of their banking business and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

      MAJORITY LENDERS. (a) As of the Closing Date and as of any date as of which there are less than four Lenders, the holders of seventy-five percent (75%) of the outstanding principal amount of the Loans on such date; (b) as of any date as of which there are four (4) Lenders, the holders of sixty-six and two thirds percent (66 2/3%) of the outstanding principal amount of the Loans on such date; and (c) as of any date as of which there are more than four Lenders, the holders of fifty-one (51%) percent of the outstanding principal amount of the Loans on such date.

      MATERIAL ADVERSE EFFECT means, with respect to any event, occurrence, circumstance or other matter of whatever nature, a material adverse effect on
(a) the business, assets, operations or financial condition of the Borrower, its Parent or Subsidiaries (if any) taken as a whole (exclusive of events, occurrences, circumstances and other matters resulting from changes in general economic, civil or political conditions, legal standards or regulatory conditions); or (b) the ability of the Borrower, its Parent or Subsidiaries (if any) to perform any material obligations under any Loan Document.

      MAXIMUM LEVERAGE RATIO. The ratio of Total Outstandings on a consolidated basis (excluding Subordinated Debt) to the sum of the capital stock, additional paid in capital, retained earnings and Subordinated Debt.

      MULTIEMPLOYER PLAN. Any plan which is a Multiemployer Plan as defined in
Section 4001(a)(3) of ERISA.

      NET BOOK VALUE. At a particular date, as to any Eligible Equipment or Eligible Inventory, the Original Cost of such Eligible Equipment or Eligible Inventory less aggregate depreciation thereon calculated from the date of acquisition thereof in accordance with the Borrower's standard accounting and depreciation practices using the straight line method over the estimated life of such Eligible Equipment or Eligible Inventory, with salvage value determined by the Borrower in accordance with such practices.

      NON-RECOURSE INDEBTEDNESS. Indebtedness of the Borrower or the Parent, as the case may be, for which the remedy for nonpayment or non-performance of any obligation or any default in respect thereof is strictly and absolutely limited to any collateral securing such Indebtedness and in respect of which neither the Borrower nor the Parent is subject to any personal liability.

      NOTE RECORD. Any internal record, including a computer record, maintained by any Lender with respect to any Loan.

      NOTES. The Revolving Credit Notes.

      NOTICE OF BORROWING OR CONVERSION. The notice, substantially in the form of EXHIBIT B hereto, to be given by the Borrower to the Agent to request a Loan or to convert an outstanding Loan of one Type into a Loan of another Type, in accordance with Section 2.4.

      OBLIGATIONS. Any and all obligations of the Borrower to the Agent and the Lenders of every kind and description pursuant to or in connection with the Loan Documents (including, without limitation, in connection with Revolving Credit Loans) direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

      OPERATING LEASE. A Lease characterized as an "operating lease" in accordance with GAAP.

      ORIGINAL COST. The Borrower's purchase price for any Equipment as invoiced by the supplier thereof.

      PARENT. MicroFinancial Incorporated (f/k/a Boyle Leasing Technologies, Inc.), a Massachusetts corporation, and the sole stockholder of the Borrower.

      PARENT GUARANTEE. The Guaranty made by the Parent in favor of the Agent for the benefit of the Lenders, dated the Closing Date and guaranteeing all Obligations.

      PARENT STOCK PLEDGE AGREEMENT. The Stock Pledge Agreement, dated as of the date hereof, granted to the Agent by the Parent as security for the Parent's obligations in respect of the Parent Guaranty.

      PARTICIPANT. See Section 9.2.

      PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

      PENSION PLAN. Any Plan which is an "employee pension benefit plan" (as defined in ERISA), other than a Multiemployer Plan that is subject to Section 412 of the Code or Section 302 of ERISA.

      PERMITTED ENCUMBRANCES. See Section 7.3.

      PERSON. Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, any government or governmental agency or political subdivision thereof, a court, and any other legal entity, whether acting in an individual, fiduciary or other capacity.

      PLAN. Any "employee pension benefit plan" or "employee welfare benefit plan" (each as defined in ERISA) maintained by the Borrower or any Subsidiary.

      PROHIBITED TRANSACTION. Any "prohibited transaction" within the meaning of
Section 406 of ERISA or Section 4975 of the Code to which a statutory, regulatory or administrative exemption is not applicable.

      QUALIFIED INVESTMENTS. As applied to the Borrower and its Subsidiaries, investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America; (ii) certificates of deposit, demand deposit accounts or other deposit instruments or accounts maintained in the ordinary course of business with banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's

Corporation, respectively, or their successors, (iv) any repurchase agreement secured by any one or more of the foregoing, and (v) advances to employees for employee loans or for business related expenses to be incurred in the ordinary course of business and consistent with past practices in an amount not to exceed $500,000 in the aggregate outstanding at any one time, PROVIDED that no advances or loan to any single employee shall exceed $100,000 in the aggregate.

      RECEIVABLES. Any of the Borrower's accounts, accounts receivable, notes, bills, drafts, acceptances, instruments, documents, chattel paper and other debts, obligations and liabilities in whatever form owing to the Borrower from any Person for goods sold or leased or for services rendered by the Borrower or its predecessor in interest, or however otherwise established or created, all guaranties and security therefor, any right, title and interest of the Borrower in the goods or services which gave rise thereto, including rights to reclamation and stoppage in transit and any rights of an unpaid seller of goods or services; whether any of the foregoing be now existing or hereafter arising, now or hereafter received by or owing or belonging to the Borrower.

      REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement, dated as of the date hereof, by and among the Parent and the Holders (as defined therein).

      RENTAL CONTRACT. A Lease which is month-to-month and which is cancelable.

      RESPONSIBLE OFFICER. The chief financial officer of the Borrower and any other officer of the Borrower designated by the chief financial officer to sign Borrowing Base Reports and Notices of Borrowing or Conversion.

      RESTRICTED PAYMENT. Any dividend, distribution, loan, advance, guaranty, extension of credit or other payment, whether in cash or property to or for the benefit of any Person who holds an equity interest in the Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any capital stock of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

      REVOLVING CREDIT ASSIGNMENT OF LEASES. The assignment of leases, dated the Closing Date, by the Borrower in favor of the Agent for the benefit of the Lenders, as amended, supplemented and in effect from time to time, and any supplement thereto in the form of Exhibit A to the Revolving Credit Assignment of Leases as executed and delivered by the Borrower and the Agent from time to time. In the event the Iron Mountain Agreement (or such other replacement agreement reasonably acceptable to the Agent) is no longer in effect, or after an Event of Default, thereafter at the Agent's option exercisable from time to time, said Revolving Credit Assignment of Leases shall require each Lease to bear a legend approved by Agent indicating such Lease is assigned to Agent.

      REVOLVING CREDIT LOAN. See Section 2.1(a) hereof.

      REVOLVING CREDIT NOTES. See Section 2.2.

      SECURITY AGREEMENT. The security agreement, dated the Closing Date, between the Borrower and the Agent, as amended, supplemented and in effect from time to time, and any supplement thereto in the form of Exhibit A to the Security Agreement as executed and delivered by the Borrower and the Agent from time to time.

      SECURITY DOCUMENTS. The Revolving Credit Assignment of Leases, the Security Agreement (All Assets), Security Agreement - Intellectual Property, the Parent Security Agreement, the Parent Stock Pledge, and any additional documents evidencing or perfecting the Agent's lien on the Collateral.

      SPECIAL PURPOSE SUBSIDIARY. A subsidiary which is a special purpose corporation for the securitization and financing of lease receivables, none of the assets of which constitutes any part of the Collateral.

      SUBORDINATED DEBT. Indebtedness of the Parent of any of its Subsidiaries, including the Borrower, which is expressly subordinated and made junior to the payment and performance in full of the Obligations and the Guaranteed Obligations (as defined in the Parent Guaranty) including, without limitation,
(a) those certain subordinated capital notes of the Parent issued to those subordinated note holders listed Exhibit C hereto, and (b) the AMPAC Subordinated Debt.

      SUBSIDIARY. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Parent, the Borrower or a Subsidiary of the Parent or Borrower; or any other such organization the management of which is directly or indirectly controlled by the Parent, the Borrower or a Subsidiary of the Parent or Borrower through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Parent or Borrower has a 50% ownership interest.

      SUBSIDIARY GUARANTEES. Guarantees of all Obligations, in form and substance satisfactory to the Agent, made by each Subsidiary of the Borrower other than a Special Purpose Subsidiary.

      TOTAL COMMITMENT. The sum of the Commitments of the Lenders as in effect from time to time, as such Commitments may be modified from time to time, including termination or reduction of such amount in accordance with Sections
2.1 and 8.2 hereof. It is understood and agreed that CIT will commit to fund $30,000,000.00 pursuant to the terms of this Agreement and as Agent will, on a best efforts basis, attempt to secure commitments for an additional lender or lenders in the aggregate additional amount of up to $20,000,000.00. In no instance shall CIT be required to fund in excess of $30,000,000.00.

      TOTAL OUTSTANDINGS. At any time, the aggregate outstanding principal balance of the Loans at the time.

      TYPE. A Base Rate Loan or a LIBOR Loan.

      UCC. The Uniform Commercial Code as enacted in any state of the United States or in the District of Columbia or the United States Virgin Islands insofar as any such statute, as in effect from time to time, may be relevant to the creation, perfection, continuation and enforcement of Encumbrances on Collateral.

      1.2   RULES OF INTERPRETATION.

      (a) All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP applied on a consistent basis. All calculations for the purposes of Section VI hereof shall be made in accordance with GAAP, consistently applied.

      That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then the Borrower, the Agent and the Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of the Majority Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by the Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88 16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. If the Agent, the Borrower and the Majority Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Agent, the Borrower and the Majority Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then (i) all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be made without regard to the underlying Accounting Change, and (ii) the Borrower shall deliver to the Agent and the Lenders (at the same time the applicable financial statements are required to be delivered hereunder) a reconciliation showing the differences between (a) such financial statements prepared in accordance with GAAP giving effect to such Accounting Change, and (b) such financial statements prepared in accordance with GAAP without regard to the underlying Accounting Change.

      (b) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

      (c) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

      (d) A reference to any Person includes its permitted successors and permitted assigns.

      (e)   The words "include", "includes" and "including" are not limiting.

      (f) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

      (g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them in such Uniform Commercial Code.

                                   SECTION II

                              DESCRIPTION OF CREDIT

      2.1   REVOLVING CREDIT LOANS.

      (a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower herein, each of the Lenders agrees, severally and not jointly, to make revolving credit loans (the "REVOLVING CREDIT LOANS") to the Borrower at the Borrower's request from time to time from and after the Closing Date and prior to the Borrowing Base Maturity Date, PROVIDED that the Total Outstandings (after giving effect to all requested Revolving Credit Loans) shall not at any time exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, and PROVIDED, FURTHER that the sum of the aggregate principal amount of outstanding Revolving Credit Loans made by each Lender shall not at any time (after giving effect to all requested Revolving Credit Loans) exceed such Lender's Commitment, and PROVIDED, FURTHER, that the sum of the aggregate principal amount of outstanding Revolving Credit Loans based on Eligible Leases having original terms of more than 60 months shall not at any time (after giving effect to all requested Revolving Credit Loans) exceed 15% of the aggregate principal amount of all outstanding Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and prepay amounts, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Borrowing Base Maturity Date upon request given to the Agent pursuant to Section 2.4. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 3.1, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and Section 3.2 in the case of all other Revolving Credit Loans, have been satisfied as of the date of such request. Additionally, at the Closing Date only, the Borrower shall have excess Revolving Loan availability, of at least $5,000,000.00.

      (b) No LIBOR Loan shall be requested or made for less than $500,000 in principal amount and in integral multiples of $100,000 in excess of such minimum amount. No more than six (6) LIBOR Loans may be outstanding at any time.

      (c) Upon the terms and subject to the conditions of this Agreement, the Borrower may convert all or any part (in integral multiples of $500,000) of any outstanding Loan into a Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding LIBOR Loan shall be the last day of the Interest Period applicable to such LIBOR Loan). The Borrower shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.4.

      (d) All Commitments shall automatically terminate at 2:30 p.m. New York time on the Borrowing Base Maturity Date.

      2.2 THE NOTES. The Revolving Credit Loans shall be evidenced by separate promissory notes for each Lender, each such note to be in substantially the form of EXHIBIT A hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to herein as a "Revolving Credit Note" and collectively as the "Revolving Credit Notes"). One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender's highest possible Commitment. The Borrower irrevocably authorizes each of the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on the Revolving Credit Notes, an appropriate notation on its Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Note Records shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lenders, but the failure to record, or any error in so recording, any such amount on any Lender's Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

      2.3   NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.

      (a) Whenever the Borrower desires to obtain or continue a Loan hereunder or convert an outstanding Loan of one Type into a Loan of another Type, the Borrower shall give the Agent a written Notice of Borrowing or Conversion (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which Notice shall be irrevocable and which must be received no later than 2:00 p.m. Boston time (i) one Business Day before the day on which the requested Loan is to be made or continued as or converted to a Base Rate Loan, and (ii) three Business Days before the day on which the requested Loan is to be made or continued as or converted to a LIBOR Loan. Such Notice shall specify (A) the effective date and amount of each such Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in this Agreement, (B) the interest rate option requested to be applicable thereto, and (C) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term "Interest Period"). If such Notice fails to specify the interest rate option to be applicable to the requested Loan, then the Borrower shall be deemed to have requested a Base Rate Loan. If such written confirmation of any telephonic notification differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error, and shall be accompanied by a Borrowing Base Report. If the Agent receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective. In no event shall the Borrower be permitted to request a LIBOR LOAN or renew or convert to a LIBOR LOAN if an Event of Default has occurred under any of the Loan Documents.

      (b) Subject to the provisions of the definition of the term "Interest Period" herein, the duration of each Interest Period for a LIBOR Loan shall be as specified in the applicable Notice of Borrowing or Conversion. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration for a requested LIBOR Loan. If the Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Loan, the Borrower shall have failed to satisfy any of the conditions hereof, the Borrower shall be deemed to have elected to convert such outstanding LIBOR Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

      (c) Each Notice of Borrowing or Conversion requesting borrowing of a Revolving Credit Loan shall be accompanied by a Borrowing Base Report containing a computation by the Borrower in form satisfactory to the Agent (hereinafter referred to as a "BORROWING COMPUTATION") certified by a Responsible Officer, setting forth (i) a complete description of the Equipment to be acquired or financed with respect to which such Revolving Credit Loan has been requested,
(ii) the Original Cost and Adjusted Cost of such Equipment, (iii) a complete description of the Leases covering such Equipment, (iv) the name of the lessees under such Leases, (v) a statement that such Equipment and Leases, subject to the acceptance by the Agent of such Equipment or the applicable lessee, satisfy the conditions to qualify as Eligible Equipment Leases or Eligible Rental Contracts, respectively, and (vi) such other information with respect to such Equipment and Leases as is reasonably requested by the Agent in the Borrowing Computation or otherwise. Within two Business Days after receipt of such information in the form indicated above, the Agent shall notify the Borrower if any of such Equipment or lessees are unacceptable to the Agent. In the event the Agent does not so notify the Borrower, the Agent shall be deemed to have accepted such Equipment and lessees. The acceptance or deemed acceptance of any lessee under any Lease at any one time by the Agent shall not operate as an acceptance of such lessee at any future time.

      2.4   FUNDING OF LOANS.

      (a) PRO RATA FUNDING. All Loans shall be made by the Lenders PRO RATA in accordance with their respective Commitments, PROVIDED, HOWEVER that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

      (b) NOTICE. The Agent shall promptly notify the Lenders of each Notice of Borrowing or Conversion received pursuant to Section 2.4 and of each Lender's portion of the requested Loan. Not later than 1:00 p.m. (New York time) on the proposed Drawdown Date of such Loan, each Lender will make available to the Agent, at its head office, in immediately available funds, the amount of such Lender's PRO RATA share of the amount of such requested Loan. Upon receipt by the Agent of such amount, and upon receipt of the documents required by Section 3 and the reasonable satisfaction of the other conditions set forth therein (to the extent applicable) the Agent shall make available to the Borrower the balance of such Loan. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its PRO RATA share of any requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender's PRO RATA share of any requested Loans.

      (c) ADVANCE BY AGENT. The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that each Lender has made available to the Agent on such Drawdown Date the amount of such Lender's PRO RATA share of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of such Lender's PRO RATA share of any such Loans TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's PRO RATA share of such Loans shall become immediately available to the Agent, and the denominator of which is 365. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender's PRO RATA share of such Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

      2.5   INTEREST RATES AND PAYMENTS OF INTEREST.

      (a) BASE RATE LOANS. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus one and one-half (1 1/2%) per annum, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable monthly in arrears on the first Business Day of each month, commencing October 1, 2004, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

      (b) LIBOR LOANS. Each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus four (4%) percent per annum. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

      (c) DEFAULT INTEREST. If a material Event of Default shall occur, then at the option of the Agent the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded daily at an interest rate equal to two (2%) percent per annum above the interest rate applicable to each such Loan in effect on the day such Event of Default occurs, until such Event of Default is cured or waived.

      (d) ADDITIONAL INTEREST. So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which such Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors), the Borrower shall pay to the Agent for the account of each such Lender additional interest on the unpaid principal amount of each LIBOR Loan made by such Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded, if necessary, to the nearest 1/8 of 1%) obtained by subtracting (i) the LIBOR Rate for the Interest Period for such LIBOR Loan from (ii) the rate obtained by dividing such LIBOR Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender and notified to the Borrower through the Agent, and shall be payable on each date on which interest is payable on such LIBOR Loan.

      (e) MAXIMUM INTEREST. All agreements between the Borrower and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to the Lenders for the use or the forbearance of the Obligations exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law of the State of New York in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Lenders in the execution, delivery and acceptance of the Loan Documents to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

      2.6   FEES.

      (a) The Borrower shall pay to the Agent, payable at the end of each month, an Unused Line Fee of one quarter of one percent (.25%) per annum computed on the difference between the Total Commitment and the average daily Revolving Loan balance due to Agent. For purposes of calculating the amount of the Revolving Line of Credit for this Unused Line

Fee, Revolving Line of Credit shall be the committed amount at the time of the monthly calculation.

      (b) The Borrower shall pay to the Agent a monthly Collateral Management Fee in an amount to be determined based solely on fees incurred by the Agent associated with the hiring or retention a Collateral Monitoring Agent for other third party professional to monitor cash flow and collateral on behalf of the Agent. Such Collateral Management Fee shall not exceed $9,000.00 per month (plus reimbursable out-of-pocket expenses associated therewith) for the first six (6) months with a reasonable downward adjustment thereafter.

      2.7   PAYMENTS AND PREPAYMENTS OF THE LOANS.

      (a) All Revolving Credit Loans, with all interests and costs hereunder shall be due and payable on the Borrowing Base Maturity Date. Provided however, so long as there is then no Event of Default, this Agreement shall automatically renew annually thereafter on the anniversary of the Closing Date for one (1) year periods unless either the Agent or the Borrower gives written notice of its intent not to renew this Agreement at least one hundred eighty (180) days prior to said anniversary date.

      (b)   LIBOR Loans may be prepaid at any time, subject to the provisions of
Section 2.10, upon three (3) Business Days' notice, and Base Rate Loans may be prepaid at any time, without premium or penalty, upon one Business Day's notice. Upon the written request of the Borrower given sixty (60) days in advance and in conjunction with any such prepayment in full of all of the Revolving Credit Loans, the Agent shall, simultaneously with receipt of such prepayment, release the Agent's Encumbrance on such items of Collateral granted to the Agent pursuant to the Security Documents, PROVIDED that (i) no Default shall have occurred and be continuing, (ii) the Agent shall have received from the Borrower a Borrowing Base Report demonstrating that upon such release the Borrower shall be in compliance with the terms of Section 2.1 hereof, and (iii) the Agent shall have received a certification from a Responsible Officer certifying that no Default has occurred and is continuing, that the Borrower has complied with the provisions of Section 7.4 hereof and Section 2(b)(ii) of the Security Agreement and that upon such release and after giving effect thereto the Borrower shall be in compliance with Section 2.1 hereof and no Default shall have occurred and be continuing. Provided however, notwithstanding the terms hereof, should the Borrower prepay the Loans in full and/or terminate this Agreement prior to the eighteenth (18th) month anniversary of the initial funding hereunder, the Borrower shall pay to the Agent, and the Agent shall earn, an early termination fee of One Million Five Hundred Thousand ($1,500,000.00) Dollars. Provided further, if the Agent does not arrange for commitments from other Lenders or increase its own commitment to reach the full Fifty Million ($50,000,000.00) Dollars Revolving Credit Loan Facility within ninety (90) days of the initial funding hereunder, then, the Borrower may at any time thereafter terminate this Agreement and prepay the entire Revolving Credit Loan balances without penalty or premium. However, should the Agent subsequent to the ninety (90) day period increase the commitment to the $50,000,000.00 facility (through other lenders or for its own account) and Borrower has not provided prepayment or notice of termination, then the Borrower's right to prepay and terminate this Agreement without the payment of the $1,500,000.00 termination fee shall terminate.

      (c) If at any time the Total Outstandings exceed the lesser of (i) the Borrowing Base and (ii) the Total Commitment, then the Borrower shall immediately pay the amount of any such excess to the Agent for application to the Loans.

      2.8   METHOD OF PAYMENT AND ALLOCATION OF PAYMENTS.

      (a) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made in lawful money of the United States in immediately available funds, without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to each Lender such additional amount in Dollars as shall be necessary to enable such Lender to receive the same net amount which such Lender would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to each Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Lenders may, and the Borrower hereby authorizes the Lenders to, debit the amount of any payment not made by such time to the demand deposit accounts of the Borrower with the Lenders or to their Note Records.

      Each Lender organized under the laws of a jurisdiction outside the United States (each, a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to the Borrower and the Agent a properly completed and executed IRS Form W 8ECI or Form W 8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (each, a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to the Borrower and the Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

      (b) All payments of principal of and interest in respect of Revolving Credit Loans shall be made to the Agent, for the benefit of the Lenders, PRO RATA in accordance with their respective Commitments, and payments of any other amounts due hereunder shall be made to the Agent to be allocated among the Agent and the Lenders as their respective interests appear. All such payments shall be made at the Agent's head office or at such other location that the Agent may from time to time designate, in each case in immediately available funds.

      (c) If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of the Borrower (including as proceeds of Collateral) by any Lender in respect of Obligations (except funds received by any Lender as a result of a purchase of a participant interest pursuant to
Section 2.8(d) below) shall be remitted to the Agent, and all such funds, together with all other funds received by the Agent from or on behalf of the Borrower (including proceeds of Collateral) in respect of Obligations, shall be applied by the Agent in the following manner and order: (i) first, to reimburse the Agent and the Lenders, in that order, for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of any fees due and payable to the Agent; (iii) third, to the payment of interest due on the Revolving Credit Loans; (iv) fourth, to the payment of the outstanding principal balance of the Revolving Credit Loans; (v) fifth, to the payment of any other Obligations payable by the Borrower; and (vii) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

      (d) Each of the Lenders and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Revolving Credit Loans or any fees which are to be shared among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest or fees, is in excess of such Lender's PRO RATA share of such principal, interest or fees, such Lender shall share such excess, less the costs and expenses (including, reasonable attorneys' fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, PRO RATA with all other Lenders in proportion to their respective Commitments, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participant interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

      2.9 INDEMNITY. If the Borrower for any reason (including, without limitation, pursuant to Sections 2.7(b), 2.11 and 8.2 hereof) makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such Loan, or fails to borrow or continue or convert to a LIBOR Loan or fails to prepay a LIBOR Loan after having given notice thereof, the Borrower shall pay to the Agent for the benefit of the Lenders any amount required to compensate the Lenders for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including loss of anticipated profits), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lenders to fund or maintain such Loan. Without limiting the foregoing, the Borrower shall pay to the Agent a "yield maintenance fee" in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the expiration date of the Interest Period of the Loan as to which the prepayment is made, shall be subtracted from the interest rate applicable (pursuant to Section 2.5(b) or (c)) to each LIBOR Loan in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period of the Loan as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the Interest Period of the Loan as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Lenders upon the payment of a Loan under the circumstances described in the first sentence of this Section. The Borrower shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's (or the affected Lenders') calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. If the Obligations are declared immediately due and payable pursuant to Section 8.2, then any amount provided for in this Section shall be due and payable in the same manner as though the Borrower had made a prepayment of the Loans.

      2.10  COMPUTATION OF INTEREST AND FEES; DUE DATE.

      (a) Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due.

      (b) If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to clause (i) of the definition of the term "Interest Rate Period"), and such extension shall be included in computing interest and fees in connection with such payment.

      2.11  CHANGED CIRCUMSTANCES; ILLEGALITY.

      (a) Notwithstanding any other provision of this Agreement, in the event that:

            (i) on any date on which the LIBOR Rate would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate, or

            (ii) at any time the Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive and, if made by any Lender, shall have been communicated to the Agent in writing) that:

            (A) the making or continuation of or conversion of any Loan to a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market or (2) compliance by the Agent or such Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

            (B) the LIBOR Rate shall no longer represent the effective cost to the Agent or such Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Agent shall forthwith so notify the Borrower thereof. Until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Borrower of the Type of Loan affected by the contingencies described in this Section (herein called "AFFECTED LOANS") shall be suspended. If, at the time the Agent so notifies the Borrower, the Borrower has previously given the Agent a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

      (b)   In the event of a determination of illegality pursuant to subsection
(a)(ii)(A) above, the Borrower shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.10, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow a Loan of another Type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.4 hereof.

      2.12 INCREASED COSTS. In case any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

            (i) subjects any Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Lender imposed by the United States of America or any political subdivision thereof), or

            (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Lender (other than such requirements as are already included in the determination of the LIBOR Rate), or

            (iii) imposes upon any Lender any other condition with respect to its obligations or performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by such Lender or impose any expense upon such Lender with respect to any Loans or its obligations under this Agreement, such Lender shall notify the Borrower and the Agent thereof. The Borrower agrees to pay to such Lender the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error, provided, that the Borrower shall not be obligated to pay any such amount which arose prior to the date that is one hundred eighty (180) days preceding the date of such demand or is attributable to periods prior to the date which is one hundred eighty (180) days preceding the date of such demand. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application or applicable law or regulation, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Borrower pursuant to this Section 2.12.

      2.13 CAPITAL REQUIREMENTS. If after the date hereof any Lender reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's commitment to make Loans hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender shall notify the Borrower and the Agent thereof. The Borrower agrees to pay to such Lender the amount of such reduction of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 30 day period the Borrower shall have prepaid in full all obligations to such Lender, in which event no amount shall be payable to such Lender under this Section. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

      2.14  DEFAULTING LENDER; REPLACEMENT LENDER. Within thirty (30) days after
(a) receipt by the Borrower of written notice and demand from any Lender (each, an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 2.8(a), 2.11, 2.12 or 2.13, or (b) any Lender (a "Defaulting Lender") shall fail to advance its pro rata share of any Loans made as provided under Section 2.4 hereof, the Borrower may, at its option, notify the Agent and such Affected Lender or Defaulting Lender, as applicable, of its intention to replace such Affected Lender or Defaulting Lender, as applicable. So long as no Default or Event of Default has occurred and is continuing, the Borrower, with the consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), may obtain, at the Borrower's expense, a replacement Lender (each, a "Replacement Lender") for the Affected Lender or Defaulting Lender, as applicable, which Replacement Lender must be reasonably satisfactory to the Agent. If the Borrower obtains a Replacement Lender within sixty (60) days following notice of its intention to do so, any such Affected Lender or Defaulting Lender must sell and assign its respective Loans and Commitment to such Replacement Lender for an amount equal to the principal balance of all Loans held by such Affected Lender or Defaulting Lender, as applicable, including all accrued interest and fees with respect thereto and all other amounts due to such Affected Lender or Defaulting Lender, as applicable, through the date of such sale and such assignment shall not require the payment of an assignment fee to the Agent; provided, the Borrower shall have reimbursed any such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. The foregoing notwithstanding, the Borrower shall not have the right to obtain a Replacement Lender for an Affected Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen
(15) days following its receipt of the Borrower's notice of intention to replace such Affected Lender. Furthermore, if the Borrower gives a notice of intention to replace and does not so replace such Affected Lender within sixty (60) days thereafter, the Borrower's rights under this Section 2.14 shall terminate with respect to such Affected Lender, if applicable, the Borrower shall promptly pay any increased costs or additional amounts demanded by such Affected Lender pursuant to the applicable provisions hereof.

                                   SECTION III

                               CONDITIONS OF LOANS

      3.1 CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of the Lenders to make any Revolving Credit Loans is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      (a) The Agent shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Agent and duly executed and delivered by the parties thereto:

            (i)   This Agreement;

            (ii)  The Revolving Credit Notes;

            (iii) The Security Documents;

            (iv)  The Parent Guarantee;

            (v)   UCC-1 Financing Statements and UCC-3 Termination Statements;

            (vi) Borrowing Base Report as of a date within five (5) Business Days of the Closing Date;

            (vii) Notice of Borrowing or Conversion as of the Closing Date;

            (viii) A certificate of the Clerk or an Assistant Clerk of the Borrower with respect to resolutions of the Board of Directors and/or Manager(s) authorizing the execution and delivery of the Loan Documents and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers, and certifying that neither the Articles of Organization nor the Bylaws of the Borrower and/or Certificate of Formation or Operating Agreement has been amended;

            (ix) A certificate of the Secretary of State of each Borrower's jurisdiction of incorporation as to legal existence and good standing of each Borrower in such state and good standing in Massachusetts (foreign registration);

            (x) An opinion addressed to the Lenders from Edwards & Angell, counsel to the Borrower; and

            (xi) Such other documents, instruments, opinions and certificates and completion of such other matters, as the Agent may reasonably deem necessary or appropriate.

      (b) No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, in the judgment of the Agent, might adversely affect the transactions contemplated hereby or except as disclosed on EXHIBIT C hereto, might have a materially adverse affect on the assets, business, financial condition or prospects of the Borrowers.

      (c) All necessary filings and recordings against the Collateral shall have been completed and the Agent's liens on the Collateral shall have been perfected, as contemplated by the Security Documents.

      (d) The Borrower shall have paid to the Agent all fees to be paid hereunder (including pursuant to Section 2.6 hereof) on or prior to the Closing Date.

      3.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Lenders to make any Loan, including the initial Loans, or continue or convert Loans of one Type to Loans of another Type is further subject to the following conditions:

      (a) timely receipt by the Agent of the Notice of Borrowing or Conversion and a Borrowing Base Report with respect to any Loan;

      (b) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date) except for changes expressly permitted or contemplated by this Agreement;

      (c) no Default shall have occurred and be continuing at the time of, and immediately after the making of, such requested Loans;

      (d) the resolutions referred to in Section 3.1 shall remain in full force and effect;

      (e) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Lender, would make it illegal or against the policy of any governmental agency or authority for such Lender to make Loans hereunder; and

      (f) The Agent shall have received fully executed employment and non-competition agreements of all key employees of the Borrower, Parent and Subsidiaries.

The making, continuation or conversion of each Loan shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.

                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Agent and the Lenders to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants to the Agent and the Lenders that except as set forth on EXHIBIT C attached hereto:

      4.1   ORGANIZATION; QUALIFICATION; BUSINESS.

      (a) Each of the Borrower and its Subsidiaries (i) is a corporation and/or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction (all of which are listed on EXHIBIT C attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the business, financial condition, assets or properties of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

      (b) Since the date of the Initial Financial Statements, the Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

      4.2 CORPORATE AUTHORITY. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby are within the corporate and/or liability company power and authority of each Borrower and have been authorized by all necessary corporate and limited liability company proceedings, and do not and will not (a) contravene any provision of the charter documents, by-laws or Operating Agreement of either Borrower or any law, rule or regulation applicable to the Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on either Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of either Borrower, except in favor of the Agent and the Lenders.

      4.3 VALID OBLIGATIONS. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Security Documents have effectively created in favor of the Agent and the Lenders legal, valid and enforceable security interests in the Collateral and such security interests are fully perfected first priority security interests, except as to Permitted Encumbrances (as applicable); provided that such representation regarding security interests, priority and perfection shall not include those items of Collateral in which a security interest may not be perfected by filing of a UCC-1 Financing Statement.

      4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person, except under or as contemplated by the Security Documents or as required of the Parent pursuant to any securities regulations.

      4.5 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. Each of the Borrower and its Subsidiaries has good title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statements (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole. All real property owned or leased by the Borrower is described in EXHIBIT C hereto.

      4.6 FINANCIAL STATEMENTS. Each Borrower has furnished to the Lenders the Parent's consolidated balance sheets as of December 31, 2003, and its own consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended and related footnotes, audited and certified by the Borrower's Accountants. The Borrower has also furnished to the Lenders the Parent's unaudited consolidated balance sheet as of June 30, 2004 and consolidated statement of income for the three months ended June 30, 2004 (the "INITIAL FINANCIAL STATEMENTS") in each case certified by the principal financial officer of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount. All such financial statements were prepared in accordance with GAAP (except, for such quarterly statements, for the absence of footnotes and subject to year- end adjustments) applied on a consistent basis throughout the periods specified and present fairly the financial position of the Parent and its Subsidiaries as of such dates and the results of the operations of the Parent and its Subsidiaries for such periods. At the date hereof, the Borrower has no Indebtedness or other material liabilities, debts or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes or other governmental charges, that are not set forth on the Initial Financial Statements or on EXHIBIT C hereto.

      4.7 CHANGES. Between the date of the Initial Financial Statements and the Closing Date, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Parent, the Borrower or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, had a Material Adverse Effect.

      4.8 SOLVENCY. The Borrower has and, after giving effect to the Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); the Borrower has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; the Borrower was not insolvent immediately prior to the making of the Loans and immediately after giving effect thereto, the Borrower will not be insolvent. These representations shall be computed on a consolidated basis.

      4.9   DEFAULTS. As of the date of this Agreement, no Default exists.

      4.10 TAXES. The Borrower and each Subsidiary has filed all federal, state and other tax returns required to be filed, and all material taxes, assessments and other governmental charges due from the Borrower and each Subsidiary have been fully paid, except for such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which (a) adequate reserves have been established and are being maintained in accordance with GAAP and (b) no lien has been filed to secure such taxes, assessments or charges. All such contests at the date hereof are described on EXHIBIT C hereto. If the federal and state income tax returns of the Borrower, Parent or any Subsidiary has been audited or otherwise examined by any federal or state taxing authority, the Borrower will promptly pay (subject to its rights of appeal) all taxes, assessments, fines, penalties and interest and notify Agent of said results together with evidence of payment thereof. The Borrower and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

      4.11 LITIGATION. There is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Borrower's or any Subsidiary's officers, threatened, against the Borrower or any Subsidiary that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance (after giving effect to deductibles), may reasonably be expected to result in a forfeiture of all or any substantial part of the property of the Borrower or their Subsidiaries, or may reasonably be expected to have a Material Adverse Effect.

      4.12 SUBSIDIARIES. As of the date of this Agreement, all Special Purpose Subsidiaries and all other Subsidiaries of the Borrower and Parent are listed on EXHIBIT C hereto. The Borrower or a Subsidiary of the Borrower is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary subject only to all outstanding warrants and pledges to CIT. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

      4.13 INVESTMENT COMPANY ACT. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

      4.14 COMPLIANCE. The Borrower has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others except to the extent that any such violation would not have a Material Adverse Effect; and the Borrower and each Subsidiary are duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a material adverse effect on the business, financial condition or operation of the Borrower and its Subsidiaries taken as a whole. The Borrower and each Subsidiary have performed all obligations required to be performed by it under, and is not in default under or in violation of, its Certificate of Formation, Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any Material Adverse Effect.

      4.15 ERISA. The Borrower and each of its Affiliates are in compliance in all material respects with ERISA and the provisions of the Code applicable to the Pension Plans; neither the Borrower nor any of its Affiliates have engaged in a Prohibited Transaction which would subject the Borrower, any of its Affiliates or any Pension Plan to a material tax or penalty imposed on a Prohibited Transaction; no Pension Plan has incurred any "accumulated funding deficiency" (as defined in ERISA); except as set forth in the Initial Financial Statements, the aggregate fair market value of all assets of the Pension Plans which are single-employer plans is at least equal to the aggregate present value of all accrued benefits under such Pension Plans, both as determined in the most recent actuarial reports for such Pension Plans using the actuarial assumptions used for funding purposes therein; neither the Borrower nor any of its Affiliates has incurred any liability to the Pension Benefit Guaranty Corporation over and above premiums required by law; and neither the Borrower nor any of its Affiliates has terminated any Pension Plan in a manner which could result in the imposition of a lien on the property of the Borrower or any of its Affiliates.

      4.16  ENVIRONMENTAL MATTERS.

      (a) The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a Material Adverse Effect.

      (b) No written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the best of the Borrower's knowledge, threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws.

      (c) No material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or to the best of Borrower's knowledge proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

      (d) There are no recorded liens or Encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries and no governmental actions have been taken or, to the best of the Borrower's knowledge, are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

      4.17 RESTRICTIONS ON THE BORROWER. The Borrower is not party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or foreseeable conditions, have a Material Adverse Effect.

      4.18 LABOR RELATIONS. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, except for any such labor action as would not have a Material Adverse Effect, and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a Material Adverse Effect.

      4.19 MARGIN RULES. The Borrower does not own or have any present intention of purchasing or carrying, and no portion of any Loan shall be used for purchasing or carrying, any "margin security" or "margin stock" as such terms are used in Regulations G, U or X of the Board of Governor's of the Federal Reserve System.

      4.20 DISCLOSURE. No representation or warranty made by the Borrower in any Loan Document and no document or information furnished to the Lenders by or on behalf of or at the request of the Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein taken as a whole, not misleading in light of the circumstances in which they are made. All projections provided to the Agent and the Lenders are prepared based on estimates and assumptions, which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower's good faith and reasonable estimates of the future financial performance of the Borrower for the period set forth therein. Such projections are not facts and are not a guaranty of future performance, and actual results may differ from the projections.

                                    SECTION V

                         SECTION V AFFIRMATIVE COVENANTS

      So long as the Lenders have any obligation to lend hereunder or any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

      5.1   FINANCIAL STATEMENTS. The Borrower shall furnish to the Lenders:

      (a) as soon as available to the Borrower, but in any event within 90 days after the end of each of fiscal year, the Parent's consolidated and consolidating balance sheets as of the end of, and related consolidated statements of income and retained earnings and consolidated statement of cash flow for, such year, audited and certified by the Borrower's Accountants in the case of such consolidated statements, and certified by the chief financial officer of the Borrower in the case of such consolidating statements; and, concurrently with such financial statements, a copy of the Borrower's Accountants management report and a written statement by the Borrower's Accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof and provided that in issuing such statement the Borrower's Accountants shall not be required to go beyond the scope of their audit;

      (b) as soon as available to the Borrower, but in any event within 45 days after the end of each quarter, the Parent's consolidated balance sheet as of the end of, and related consolidated statements of income, retained earnings and cash flow for, the quarter then ended and portion of the year then ended, certified by a Responsible Officer of the Borrower, subject to normal, recurring year-end adjustments that shall not in the aggregate be material in amount;

      (c) as soon as available, but in any event on a weekly basis, a Borrowing Base Report, together with such other information regarding Eligible Lease Receivables as the Agent may require;

      (d) as soon as available, but in any event within 30 days after the first day of each fiscal year, the Parent's and the Borrower's projections for such fiscal year, prepared on a monthly basis and including consolidated balance sheets and statements of income, retained earnings and cash flows;

      (e) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of EXHIBIT D hereto signed on behalf of the Borrower by a Responsible Officer;

      (f) promptly after the receipt thereof by the Parent or the Borrower, copies of any reports (including any so-called management letters) submitted to the Parent or the Borrower by independent public accountants in connection with any annual or interim review of the accounts of the Parent or the Borrower made by such accountants;

      (g) promptly after the same are delivered to its stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Parent or the Borrower shall send to its stockholders or as the Parent or the Borrower may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Parent or the Borrower or their Subsidiaries;

      (h) at least 30 days prior to the date any amendments or modifications are made to the agreements and other instruments evidencing Indebtedness in excess of $100,000.00 for borrowed money of the Borrower (other than Obligations) which is not Subordinated Debt, notification setting forth in detail the proposed amendments or modifications;

      (i) promptly after the date on which the aggregate amount of Receivables due from any individual account debtor exceeds $1,000,000.00, a detailed breakdown of the obligations due from such account debtor in form satisfactory to the Agent; and

      (j) from time to time, such other financial data and information about the Parent, the Borrower or their Subsidiaries (including, without limitation, a report in substantially the form of EXHIBIT D hereto) as the Agent or the Lenders may reasonably request.

      5.2 CONDUCT OF BUSINESS. The Borrower and each of its Subsidiaries shall:

      (a) duly observe and comply in all material respects with all applicable laws, regulations, decrees, orders, judgments and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect and comply with all licenses and permits necessary in any material respect to the proper conduct of its business;

      (b) maintain its corporate existence and remain or engage substantially in the same business as that in which it is now engaged and in no unrelated business.

      5.3 MAINTENANCE AND INSURANCE. The Borrower shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business. The Borrower shall maintain, or cause its lessees to maintain, with responsible insurance companies such insurance on such of its properties, in such amounts and against such risks as are customarily maintained by similar businesses in the micro leasing industry; PROVIDED, that the Borrower may continue to self-insure Equipment in the manner in which it is currently conducting its business; and PROVIDED, FURTHER, that the Borrower shall (x) not materially change the manner in which it self-insures Equipment without the prior written consent of the Agent; or (y) file with the Agent upon the request of the Agent a detailed list of the insurance then in effect, stating, as applicable, the names of the insurance companies, the amounts and rates of the insurance, dates of expiration thereof and the properties and risks covered thereby each naming the Agent as "Mortgagee" and "Loss Payee" together with a Lender's Loss Payable Endorsement; and (z) within 45 days after notice in writing from the Agent, obtain such additional insurance as the Agent may reasonably request including, without limitation, business interruption coverages and general and product liability coverages naming the Agent as an "additional insured".

      5.4 TAXES. The Borrower shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP and so long as no Encumbrance shall have been filed to secure such tax, assessment or charge.

      5.5 INSPECTION. The Borrower shall permit the Agent, any Lender and their designees, at any reasonable time and at reasonable intervals of time, and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Borrower and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Borrower and its Subsidiaries, and
(iii) discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with their appropriate officers and (following the occurrence and during the continuance of a Default hereunder) accountants, all at the reasonable expense of the Borrower. Without limiting the generality of the foregoing, the Borrower will permit periodic reviews (as determined by the Agent) of the books and records of the Borrower and its Subsidiaries to be carried out by the Agent's commercial finance examiners, provided that in the absence of a Default or unless requested or required by regulatory authorities or by official policy of any Lender, and the Agent may, in its sole discretion, in lieu of such reviews by its own commercial finance examiners accept reports of examinations of such books and records performed by commercial finance examiners acting on behalf of other lenders to the Borrower to minimize examination expense. The Borrower shall also permit the Agent to arrange for verification of Eligible Lease Receivables, under reasonable procedures, directly with any account debtors or by other methods. Absent an Event of Default, the reimbursable expenses referred to above in this Section 5.5 shall be limited only to those incurred by the Agent. In addition to the Collateral Management Fee, the Borrower shall pay to the Agent Examination Fees of $850.00 per day per examiner plus out-of-pocket expenses. Absent an Event of Default, said examination shall be limited to once annually and may be conducted by Agent or other professionals retained by Agent.

      5.6 MAINTENANCE OF BOOKS AND RECORDS. The Borrower and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP consistently applied and applicable law.

      5.7   USE OF PROCEEDS.

      (a) The Borrower will use the proceeds of Loans solely to finance or refinance Receivables arising from Leases, Installment Finance Contracts, for portfolio purchases, Rental Contracts for the working capital needs of the Borrower and for ongoing general corporate purposes. Initial proceeds of the Loans may be applied to the repayment of the existing senior secured lender debt.

      (b) No portion of any Loan shall be used for the "purpose of purchasing or carrying" any "margin stock" or "margin security" as such terms are used in Regulations G, U and X of the Board of Governors of the Federal Reserve System, or otherwise in violation of such regulations.

      5.8 FURTHER ASSURANCES. At any time and from time to time the Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Agent to effect the purposes of the Loan Documents.

      5.9   NOTIFICATION REQUIREMENTS. The Borrower shall furnish to the Agent:

      (a) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

      (b) promptly upon becoming aware of any litigation seeking damages in excess of $250,000 or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which would or might have a Materially Adverse Effect, written notice thereof and the action being or proposed to be taken with respect thereto;

      (c) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Borrower or any of its Subsidiaries regarding any potential material violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material and promptly after receipt of any notice of the type referred to in
Section 4.16, written notice thereof (together with a copy of any such notice) and the action being or proposed to be taken with respect thereto; and

      (d) promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect, written notice thereof.

      5.10  ERISA REPORTS.

      (a) Each Plan shall comply in all material respects with ERISA and the Code, except to the extent failure to comply in any instance would not have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole.

      (b) With respect to any Plan, the Borrower shall, or shall cause its ERISA Affiliates to, furnish to the Agent promptly (i) as soon as possible and in any event within 10 days after the Borrower or any of its ERISA Affiliates knows that any ERISA Event has occurred or is expected to occur, a statement of the chief financial officer of the Borrower describing such ERISA Event, including copies of any notice concerning such ERISA Event received from the PBGC, a plan administrator, or from a Multiemployer Plan sponsor, and the action, if any, the Borrower or such ERISA Affiliate proposes to take with respect thereto; and (ii) promptly after filing thereof, a copy of the annual report of each Pension Plan (Form 5500 or comparable form) required to be filed with the IRS and/or the Department of Labor. Promptly after the adoption of any Pension Plan, the Borrower shall notify the Agent of such adoption.

      5.11  ENVIRONMENTAL COMPLIANCE.

      (a) The Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and the Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to the Borrower's or any Subsidiary's business, properties and assets.

      (b) If the Borrower or any Subsidiary shall (i) receive notice that any material violation of any Environmental Law may have been committed or is about to be committed by the Borrower or any Subsidiary, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any Subsidiary alleging a material violation of any Environmental Law requiring the Borrower or any Subsidiary to take any action in connection with the release of Hazardous Materials into the environment or (iii) receive any notice from a federal, state or local government agency or private party alleging that the Borrower or any Subsidiary may be liable or responsible for any material amount of costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, the Borrower or such Subsidiary shall provide the Agent with a copy of such notice within five (5) days after the Borrower or such Subsidiary's receipt thereof. Within fifteen (15) days after the Borrower or any Subsidiary has learned of the enactment or promulgation of any Environmental Law which may result in any Material Adverse Effect, the Borrower or such Subsidiary shall provide the Agent with notice thereof.

      5.12 LENDER'S CONSULTANT. The Lender may retain a Collateral Management Agent to monitor and establish: (i) a review of (A) any tax refund issues, (B) establish collateral monitoring procedures with respect to the maintenance of Collateral Lease reviews and (ii) the performance of field examinations and monthly validation of financial statements. The Borrower shall pay all fees therefore as set forth herein.

      5.13 USA PATRIOT ACT. The Borrower and Parent warrants, represents and covenants that they: (i) are familiar with, and comply with, the anti-money laundering laws and guidelines ("AML Policies") of the Untied States of America;
(ii) acknowledge that your transactions with residents of the Untied States are also subject to the AML Policies of the United States, including the USA Patriot Act; (iii) will make all reasonable efforts to comply with all applicable AML Policies, including, if appropriate, the USA Patriot Act; (iv) acknowledge that our performance hereunder is subject to Lender's compliance with all applicable AML Policies, including the USA Patriot Act; and (v) will provide all such information about your ownership, officers, directors and business structure as we may require.

      5.14 IRON MOUNTAIN AGREEMENT. At all times during which any Loan or any Obligation remains outstanding and unpaid, the Borrower will, at Borrowers' sole cost and expense, maintain in full force and effect the Customer Agreement by and between Iron Mountain Records Management, Inc. and the Parent dated March 26, 2003, as same has been amended by the Fourth Addendum to Customer Agreement dated on or about the date hereof wherein among other terms the Agent has been joined as a party thereto.

                                   SECTION VI

                               FINANCIAL COVENANTS

      So long as any Loan or other Obligation remains outstanding or the Lenders have any obligation to make any Loan hereunder, the Borrower covenants as follows:

      6.1 CONSOLIDATED TANGIBLE CAPITAL FUNDS. The Borrower shall maintain Consolidated Tangible Capital funds of $42,500,000.00 during the entire term that this Agreement shall be in full force and effect and/or any of the Obligations remain outstanding and unpaid.

      6.2 BAD DEBT ALLOWANCE. The Borrower shall at all times maintain a balance sheet allowance for bad debt of the Parent and its Subsidiaries, including the Borrower, of at least 9% of Gross Lease Installments.

      6.3 LIMITS OF DEALER BUSINESS CONCENTRATIONS. Commencing 180 days after the Closing Date and continuing until all Obligations are paid, no single Dealer shall generate more than twenty (20%) percent of the then outstanding Eligible Leases.

      6.4 MAXIMUM LEVERAGE RATIO. The Borrower's Maximum Leverage Ratio shall not exceed 3.0:1.0 during the entire term that this agreement shall be in full force and effect and/or any of the Obligations remain outstanding and unpaid.

                                   SECTION VII

                               NEGATIVE COVENANTS

      So long as any Loan or other Obligation remains outstanding or the Lenders have any obligation to make any Loan hereunder, the Borrower covenants as follows:

      7.1 INDEBTEDNESS. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

      (a)   Obligations;

      (b) Indebtedness existing as of the date of this Agreement and disclosed on EXHIBIT C hereto;

      (c) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;

      (d) current liabilities on open account for the purchase price of services, materials and supplies incurred by the Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be promptly paid and discharged when due or in conformity with customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by the Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of the Borrower or any of its Subsidiaries;

      (e)   Guarantees permitted under Section 7.2 hereof;

      (f)   Subordinated Debt;

      (g)   Accrued payroll and severance pay;

      (h)   intra-Borrower debt incurred in the ordinary course of business; and

      (i) purchase money debt and capital leases incurred in the ordinary course of business.

      7.2 CONTINGENT LIABILITIES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on EXHIBIT C hereto, and (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

      7.3 ENCUMBRANCES. Neither the Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

      (a) Encumbrances in favor of the Agent or any of the Lenders to secure Obligations;

      (b) Encumbrances existing as of the date of this Agreement and disclosed in EXHIBIT C hereto;

      (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

      (d) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', warehouseman's, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings, with adequate reserves maintained in accordance with GAAP; deposits, pledges and other liens securing the performance of bids, tenders, contracts (other than for the payment of money); and deposits, pledges and other liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of the Borrower's or a Subsidiary's business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

      (e) judgment liens securing judgments unless (i) such liens are not fully covered by insurance, and shall not have been in existence for a period longer than 10 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 10 days after the expiration of such stay, or (ii) do not give rise to an Event of Default under Section 8.1

      (f)   rights of lessors under capital leases;

      (g) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of the Borrower' business or arising in the ordinary course of business and not securing monetary obligations;

      (h) liens constituting a renewal, extension or replacement of any Permitted Encumbrance; or

      (i) restrictions under federal and state securities laws regarding the transfer of securities.

      7.4 SPECIAL PURPOSE SUBSIDIARIES. It is specifically understood and agreed that without the written authority of CIT, the establishment of Special Purpose Subsidiaries of the Parent or Borrower for the purposes of the disposition or transfer of assets for purposes of securitization of collateral pools or other assets shall not be permitted during the first eighteen (18) months after the Closing Date. Thereafter, upon advance written notice to Agent, absent an Event of Default and subject to the provisions of section 7.5, the Parent or Borrower may create a Special Purpose Subsidiary upon the following terms and conditions:

      (a) The purpose of said Subsidiary shall be for the sole purpose of the securitization and sale of equipment portfolios.

      (b) Copies of all constituent documents, transactional documents and other documents reasonably requested by Agent shall be promptly delivered to Agent.

      7.5 MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS. Without the prior written consent of the Agent, neither the Borrower nor any of its Subsidiaries shall liquidate, merge or consolidate into or with any other person or entity, or sell, lease or otherwise dispose of any assets or properties, other than the disposition of scrap, waste and obsolete or unusable items and Qualified Investments, in each case in the ordinary course of business. The merger of Borrower Subsidiaries (if any) with Borrower shall be permitted. Sales of equipment and lease portofolios shall be upon the following terms and conditions:

      (a) Said portfolios sales shall be only to Dealers that originated the leases relative to the equipment in said portfolios.

      (b) 100% of the proceeds of any such sale shall be applied to the repayment of the Obligations.

      (c) The proceeds of such Sales in any given calendar year shall not exceed $5,000,000.00 in the aggregate without the prior written consent of the Agent.

      (d) No repayment of Revolving Credit Notes from the proceeds of any such sale shall permanently reduce the Revolving Credit Loan availability.

      7.6 SUBSIDIARY STOCK; GUARANTEES. The Borrower shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrower. Except for existing warrants, neither the Borrower nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except to the Borrower or any of its wholly-owned Subsidiaries. The Borrower shall not create or acquire any Subsidiary, except a Special Purpose Subsidiary, unless such Subsidiary shall execute and deliver a Subsidiary Guarantee to the Agent.

      7.7 RESTRICTED PAYMENTS. Neither the Borrower nor any of its Subsidiaries shall pay, make, declare or authorize any Restricted Payment other than:

      (a) compensation paid to employees, officers and directors in the ordinary course of business and consistent with prudent business practices including severance pay and bonuses approved by the Board of Directors and repurchase of employee stock in the event of the death or disability not to exceed $100,000.00 per employee;

      (b)   dividends payable solely in common stock;

      (c)   dividends paid by any Subsidiary to the Borrower;

      (d) cash dividends paid by the Borrower to the Parent not to exceed, in the aggregate in any fiscal year, an amount equal to fifty percent (50%) of Borrower's consolidated net income for the immediately preceding fiscal year, PROVIDED that both at the time such cash dividend is declared or paid, and after giving effect to the payment thereof, no Default shall have occurred and be continuing.

      7.8 PAYMENTS ON SUBORDINATED DEBT. The Borrower shall not make any prepayment of principal or interest on, or any other payments in respect of Subordinated Debt (as said debt has been amended) but may make regularly scheduled payments of cash interest and principal payments on the Subordinated Debt, until the Obligations have been paid in full. In the Event of Default under any of the Loan Documents, such payments shall immediately terminate. PROVIDED that immediately prior to making any such payment and after giving effect thereto there shall not have occurred and be continuing any Default Provided however, the AMPAC Subordinated Debt repayment shall be governed by the terms of the $2,000,000.00 Subordinated Promissory Note dated as of June 10, 2004.

      7.9 INVESTMENTS; PURCHASES OF ASSETS. Neither the Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

      (a)   Investments existing on the date hereof in Subsidiaries;

      (b)   Qualified Investments;

      (c)   Capital Expenditures;

      (d) purchases of Equipment, Installment Finance Contracts, Leases, security monitoring agreements and inventory in the ordinary course of business;

      (e) normal trade credit extended in the ordinary course of business and consistent with prudent business practice; and

      (f)   those acquisitions permitted under Section 7.4 herein.

      7.10 ERISA COMPLIANCE. Neither the Borrower nor any of its ERISA Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, (ii) incur any "accumulated funding deficiency" (within the meaning of Section 412(a) of the Code and Section 302 of ERISA), whether or not waived, (iii) permit to exist any material amount of "unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA), (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of the Borrower or any of its Subsidiaries, (v) fail to make any required contribution to any Multiemployer Plan or (vi) completely or partially withdraw from a Multiemployer Plan if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA.

      7.11 TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrower than those which might be obtained at the time in a comparable arm's-length transaction with any Person who is not an Affiliate and
(ii) employment contracts with senior management of the Borrower entered into in the ordinary course of business and consistent with prudent business practices. Notwithstanding the foregoing, the Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any management, consulting, overhead, indemnity, guarantee or other similar fee or charge to any Affiliate.

      7.12 FISCAL YEAR. The Borrower and its Subsidiaries shall not change their fiscal years without the prior written consent of the Agent.

      7.13 UNDERWRITING PROCEDURES. The Borrower shall not make any material change in its underwriting and credit approval procedures without the prior written consent of the Majority Lenders.

      7.14 AUTHORIZATION TO FILE FINANCING STATEMENTS. The Borrower Parent and Subsidiaries hereby irrevocably authorize the Agent at any time and from time to time during which any Loans are outstanding, to file, in any filing office in any Uniform Commercial Code jurisdiction where the filing of an initial financing statement is necessary or desirable to perfect the interests of the Agent or the Lenders in the collateral for the Obligations and for the obligations of the Borrower or Parent in respect of the Parent Guarantee, any initial financing statements and amendments thereto that (a) indicate the collateral (i) as all assets of the Borrower or Parent or words of similar effect, regardless of whether any particularly asset comprised in the collateral falls within the scope of Article 9 of the Uniform Commercial Code of the state of such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the state of such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether each of the Borrower or Parent is in an organization, the type of organization and any organization identification numbers issued to either of the Borrower or Parent. Each of the Borrower or Parent agree to furnish any such information to the Agent as soon as reasonably practicable upon the Agent's request. Each of the Borrower or Parent also ratifies its authorization for the Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

                                  SECTION VIII

                                    DEFAULTS

      8.1 EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

      (a) the Borrower or the Parent shall fail to pay any principal of any Loan, or any interest, fees or other amounts owing under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment;

      (b) the Borrower or its Subsidiaries shall fail to perform or comply with any term, covenant or agreement applicable to it contained in Sections 5.1, 5.2, 5.6, 5.7, 5.9, 5.11, 5.12, 6 and 7 of this Agreement. Provided however, with respect to any default under Sections 5.1(d), 5.5, 5.12 and 6.3, the Borrower shall have seven (7) business days to remedy such default.

      (c) the Borrower or its Subsidiaries shall fail to perform any term, covenant or agreement (other than as specified in subsections 8.1(a) or (b) hereof) contained in this Agreement or any other Loan Document and such default shall continue for 30 days; or

      (d) any representation or warranty of the Borrower or its Subsidiaries made in this Agreement or any other Loan Document or in any certificate delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made deemed to have been made; or

      (e) unless deferred under Section 7.1(c) or 7.1(d) herein, the Borrower, the Parent or any of their Subsidiaries shall fail to pay when due (after any applicable period of grace) any amount payable under any Indebtedness exceeding $100,000.00 in principal amount or under any agreement for the use of real or personal property requiring aggregate payments in excess of $100,000.00 in any twelve month period, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness or relating to such agreement for the use of real or personal property; or

      (f) the Borrower, the Parent or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

      (g) a proceeding or case shall be commenced against the Borrower, the Parent or any of its Subsidiaries, without the application or consent of the Borrower, the Parent or such Subsidiary in any court or competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 30 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Borrower, the Parent or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Borrower, the Parent or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Borrower, the Parent or such Subsidiary and shall continue unstayed and in effect for a period of 30 days; or

      (h) a judgment or order for the payment of money shall be entered against the Borrower or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or such Subsidiary, that in the aggregate exceeds $500,000.00 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $5,000.00 ($500,000.00 in the case of Directors' and Officers' liability insurance coverage) in the aggregate, and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

      (i) the Borrower or any Affiliate shall fail to pay when due any material amount that they shall have become liable to pay to the PBGC or to a Pension Plan under Title IV of ERISA, unless such liability is being contested in good faith by appropriate proceedings, the Borrower or the Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Pension Plan or Pension Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Pension Plan or Pension Plans must be terminated; or

      (j) any of the Loan Documents (including without limitation any Guaranty executed pursuant to the Loan) shall be cancelled, terminated, revoked or rescinded otherwise then in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

      (k) any failure of Richard Latour to be at all times the duly elected and acting chief executive officer of TimePayment Corp. LLC, the Parent and Executive Vice President of Leasecomm Corporation or the imposition of any material restriction on his right to exercise the powers and authority of such office and to manage the business of the Borrower in a manner consistent with past practices, unless, in the event of his ceasing to act as such chief executive officer, a replacement reasonably acceptable to the Agent is appointed within 60 days of such cessation; or

      (l) any failure of James Jackson to be at all times the duly elected and chief financial officer of the Borrower and Parent or the imposition of any material restriction on his right to exercise the powers and authority of such office and to manage the financial affairs of the Borrower in a manner consistent with past practices, unless, in the event of his ceasing to act as such chief financial officer, a replacement reasonably acceptable to the Agent is appointed within 60 days of such cessation;

      (m) more than one-third of the members of the Board of Directors of the Parent or of the Borrower at the beginning of any year fail to remain in office throughout such year, unless such former members of the Board of Directors are replaced with Persons reasonably acceptable to the Agent within 60 days; or

      (n)   any default or event of default under any Subordinated Debt.

      8.2 REMEDIES. Upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Agent or the Majority Lenders and upon the Agent's declaration:

      (a) the obligation of the Lenders to make any further Loans shall terminate;

      (b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

      (c) the Agent and the Lenders may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Agent and the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be an addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, (i) if and when the Agent exercises remedies under the Security Documents with respect to the Collateral, the Agent may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Agent shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

                                   SECTION IX

                            ASSIGNMENT; PARTICIPATION

      9.1   ASSIGNMENT.

      (a) Each Lender shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to the Revolving Credit Loans in an amount equal to or greater than $5,000,000.00 to other Lenders or to banks or financial institutions approved by the Agent (such approval not to be unreasonably withheld or delayed) (each an "ASSIGNEE"), provided that any Lender which proposes to assign less than its total Commitment must retain a Commitment of at least $5,000,000.00, and provided, further, that if no Default or Event of Default shall have occurred and be continuing, each such Assignee which is not a Lender, an Affiliate of a Lender or a Federal Reserve Bank shall be subject to prior approval by the Borrower (such approval not to be unreasonably withheld or delayed) provided that (i) no Person proposed to become a Lender after the Closing Date and determined by the Agent or, to the extent no Event of Default exists at such time, by the Borrower in good faith to be acting in the capacity of a vulture fund or distressed debt purchaser may be an Assignee, and (ii) no Person or Affiliate of such Person proposed to become a Lender after the Closing Date and that holds Subordinated Debt or capital stock issued by the Parent may be an Assignee. Each such Assignee shall execute and deliver to the Agent and the Borrower a counterpart joinder in the form of EXHIBIT E hereto and shall pay to the Agent, solely for the account of the Agent, an assignment fee of $3,500. Upon the execution and delivery of such counterpart joinder, (a) such Assignee shall, on the date and to the extent provided in such counterpart joinder, become a "Lender" party to this Agreement and the other Loan Documents for all purposes of this Agreement and such other Loan Documents and shall have all rights and obligations of a "Lender" with a Commitment as set forth in such counterpart joinder, and the transferor Lender shall, on the date and to the extent provided in such counterpart joinder, be released from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such transferor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 11.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender, if it holds any Revolving Credit Notes, shall promptly surrender such Revolving Credit Notes to the Agent for cancellation and delivery to the Borrower, provided that if the assigning Lender has retained any Commitment, the Borrower shall execute and deliver to the Agent for delivery to such assigning Lender a new Revolving Credit Note in the amount of the assigning Lender's retained Commitment; (c) the Borrower shall issue to such Assignee a Revolving Credit Note in the amount of such Assignee's Commitment dated the Closing Date or such other date as may be specified by such Assignee and otherwise completed in substantially the form of EXHIBIT A; (d) this Agreement shall be deemed appropriately amended to reflect
(i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lenders hereunder; and (e) the Borrower shall take such action as the Agent may reasonably request to perfect any security interests or mortgages in favor of the Lenders, including any Assignee which becomes a party to this Agreement. For so long as no Event of Default exists hereunder, no Lender shall make an assignment under this Section 9.1 unless and until the proposed assignee specifically acknowledges it (i) is not subject to capital adequacy or similar requirements under Section 2.13 hereof, (ii) does not require the payment of any increased costs under Section 2.12 hereof, (iii) is not unable to fund LIBOR Loans under Section 2.3 hereof, and (iv) will comply in all respects with the provisions of Section 2.4 hereof.

      (b) If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States or any state thereof, such Assignee shall execute and deliver to the Borrower, simultaneously with or prior to such Assignee's execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form 4224 or Form 1001 (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United States Federal Withholding Tax on all interest payments hereunder and all fees payable pursuant to any of the Loan Documents. The Borrower shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished one of the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from
(i) a condition or event affecting the Borrower or an act or failure to act of the Borrower or (ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring (x) after the date on which any such Assignee executes and delivers the counterpart joinder, or (y) after the date such Assignee shall otherwise comply with the provisions of
Section 9.1(a), or (z) after the date a Participant is granted its participation.

      (c) Any Lender may at any time pledge all or any portion of its rights under the Loan Documents, including any portion of any Note, to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or any enforcement thereof shall release such Lender from its obligations under any of the Loan Documents.

      9.2 PARTICIPATIONS. Each Lender shall have the right at any time and from time to time, without the consent of or notice to the Borrower, to grant participations to one or more banks or other financial institutions (each a "PARTICIPANT") in all or any part of any Loans owing to such Lender and the Note held by such Lender. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, PROVIDED that the documents evidencing any such participation may provide that, except with the consent of such Participant, such Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Loan subject to such participation, (c) the waiver or reduction of any right to indemnification of such Lender hereunder, or
(d) except as otherwise permitted hereunder, the release of any Collateral. Notwithstanding the foregoing, no participation shall operate to increase the Total Commitment hereunder or otherwise alter the substantive terms of this Agreement. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Note for all purposes under this Agreement and the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

                                    SECTION X

                                    THE AGENT

      10.1  APPOINTMENT OF AGENT; POWERS AND IMMUNITIES.

      (a) Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents and to execute such Loan Documents (other than this Agreement) and all other instruments relating thereto. Each Lender irrevocably authorizes the Agent to take such action on behalf of each of the Lenders and to exercise all such powers as are expressly delegated to the Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender except those expressly set forth in this Agreement.

      (b) Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, neither the Agent nor any of its Affiliates shall be responsible to the Lenders for or have any duty to ascertain, inquire into or verify: (i) any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any other Person whether contained herein or otherwise;
(ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein; (iii) any failure by the Borrower or any of its Subsidiaries or any other Person to perform its obligations under any of the Loan Documents; (iv) the satisfaction of any conditions specified in
Section III hereof, other than receipt of the documents, certificates and opinions specified in Section 3.1 hereof; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders therein; or (vi) the filing, recording, re-filing, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders in the Collateral.

      (c) The Agent may employ agents, attorneys and other experts, shall not be responsible to any Lender for the negligence or misconduct of any such agents, attorneys or experts selected by it with reasonable care and shall not be liable to any Lender for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such agents, attorneys and other experts. CIT, in its separate capacity as a Lender shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and CIT and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower as if it were not the Agent.

      10.2  ACTIONS BY AGENT.

      (a) The Agent shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes.

      (b) Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise such rights of the Agent and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Agent and the Lenders therein and under such Loan Documents. In addition, the Agent may, without the consent of the Lenders, release Collateral valued by the Agent, in its sole discretion, of not more than $1,000,000 in any fiscal year.

      (c) Neither the Agent nor any of its directors, officers, employees or agents shall incur any liability by acting in reliance on any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) reasonably believed by any of them to be genuine or to be signed by the proper party or parties.

      10.3 INDEMNIFICATION. Without limiting the obligations of the Borrower hereunder or under any other Loan Document, the Lenders agree to indemnify the Agent ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; PROVIDED, THAT no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of the Agent.

      10.4 REIMBURSEMENT. Without limiting the provisions of Section 10.3, the Lenders and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent if the Agent wishes to do so. If and to the extent that the

Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent refund to the Agent the sum paid to that Person. If the Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

      10.5 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender represents that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrower and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decision in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep informed as to the performance or observance by the Borrower of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or by any other Person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning any Person which may come into the possession of the Agent or any of its affiliates. Each Lender shall have access to all documents relating to the Agent's performance of its duties hereunder at such Lender's request. Unless any Lender shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 11.9(b) are applicable and other than actions which constitute gross negligence or willful misconduct by the Agent), such Lender shall conclusively be presumed to have approved the same.

      10.6 RESIGNATION OR REMOVAL OF AGENT. The Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which, provided that no Default or Event of Default has occurred and is continuing, shall be reasonably acceptable to the Borrower and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which, provided that no Default or Event of Default has occurred and is continuing, shall be reasonably acceptable to the Borrower and shall be a financial institution having a combined capital and surplus in excess of $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.

After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                   SECTION XI

                                  MISCELLANEOUS

      11.1 NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission or by telex, answer back received, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or three days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

      If to the Borrower, c/o Leasecomm Corporation

           10M Commerce Way
           Woburn, Massachusetts  01801
           Attention:  President and Chief Financial Officer

      with a copy  to:

           Gerald P.  Hendrick, Esq.
           Edwards & Angell
           101 Federal Street Boston, MA  02110
           Facsimile:  (617) 439-4170

      If to the Parent, at:

           10M Commerce Way
           Woburn, Massachusetts  01801
           Attention:  President and Chief Financial Officer

      with a copy to:

           Gerald P.  Hendrick, Esq.
           Edwards & Angell
           101 Federal Street Boston, MA  02110
           Facsimile:  (617) 439-4170

      If to Agent or CIT, at

           1211 Avenue of the Americas
           New York, New York  10036
           Attention: Stephen M. Leavenworth, Senior Vice President with a copy to:

           Burton Winnick, Esquire
           Gadsby Hannah LLP
           225 Franklin Street
           Boston, MA  02110
           Facsimile:  (617) 204-8015

if to any other Lender, to its address set forth on Schedule 1 attached hereto; or at any other address specified by such party in writing.

      11.2 EXPENSES. The Borrower agrees to pay to the Agent upon written demand therefor (i) an amount equal to any and all reasonable out-of-pocket costs, expenses, and liabilities (including, without limitation, fees, disbursements, expenses and liabilities of or relating to, commercial finance examinations, collateral audits, appraisals, the Lender's consultants, or Collateral Management Agent, collateral examinations referred to in this Agreement, Uniform Commercial Code and other lien searches and filings fees, and legal counsel) incurred or sustained by the Agent in connection with the preparation of this Agreement, or the modification, amendment, approval, consent or waiver hereof or thereof, the documents and instruments contemplated hereby, the administration or interpretation of the Loan Documents, and (ii) from time to time any and all reasonable out-of-pocket costs or expenses, legal fees, disbursements and other expenses hereafter incurred or sustained by the Agent in connection with the administration of credit extended by the Agent to the Borrower, the preservation of or enforcement of their rights under the Loan collateral, and/or in respect of any of the Borrower's, Parent's or other obligations to the Agent. The Lenders and the Borrower authorize the Agent and the Lenders to, with prior written notice to the Borrower, to debit any accounts maintained by the Borrower with such any such Lender for any fees, expenses, or other amounts due and payable by the Borrower or Parent hereunder, under this Agreement or any of the other Loan Documents. On or after an Event of Default, all of the aforementioned fees incurred by any of the Lenders shall also be reimbursable to said Lenders.

     11.3 MARSHALLING. Neither the Agent nor the Lenders shall be required to marshal any present or future collateral security for the Borrower's or Parent's obligations to the Agent or such Bank under the Loan Documents or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security shall be cumulative and in addition to all other rights, however existing or arising. To the extent that they lawfully may, the Borrower and Parent hereby agree that they will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the Agent's or such Bank's rights under any document, agreement or instrument evidencing or securing the Borrower's obligations to the Agent and the Lenders under the Loan Documents and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

      11.4 INDEMNIFICATION. The Borrower agrees to indemnify and hold harmless the Agent and the Lenders, as well as their respective shareholders, directors, agents, officers, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby, except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified party. In any investigation, proceeding or litigation, or the preparation therefor, the Lenders shall select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrower shall be entitled to participate in such proceeding or litigation with counsel of its choice at its own expense, provided that such counsel shall be reasonably satisfactory to the Agent. The covenants of this
Section 11.4 shall survive payment or satisfaction of payment of all amounts owing with respect to the Notes or any other Loan Document.

      11.5 SURVIVAL OF COVENANTS, ETC. Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under any Loan Document remains outstanding and unpaid or any Lender has any obligation to make any Loans hereunder. All statements contained in any certificate or other paper delivered by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

      11.6 SET-OFF. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of any Lender or any of its branch offices to the Borrower may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by such Lender against any and all Obligations of the Borrower to such Lender or any of its affiliates in such manner as the head office of such Lender or any of its branch offices in its sole discretion may determine, and the Borrower hereby grants each such Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHTS OF SETOFF WITH RESPECT TO SUCH DEPOSITS, BALANCES, OTHER SUMS AND PROPERTY OF THE BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. THE AGENT WILL PROVIDE NOTICE TO THE BORROWER OF ANY SETOFF HEREUNDER.

      11.7 NO WAIVERS. No failure or delay by the Agent or any Lender in exercising any right, power or privilege hereunder or under the Notes or under any other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Agent or the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

      11.8 JOINT AND SEVERAL. The obligations of the Borrower under the Loan Documents shall be joint and several.

      11.9  AMENDMENTS, WAIVERS, ETC.

      (a) Neither this Agreement nor the Revolving Credit Notes nor any other Loan Documents nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Agent on behalf of the Lenders or, as the case may be, by the Lenders or the Majority Lenders, and, in the case of amendments, by the Borrower.

      (b) Except where this Agreement or any of the other Loan Documents authorizes or permits the Agent to act alone and except as otherwise expressly provided in this Section 11.9(b), any action to be taken (including the giving of notice) by the Lenders may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or such other Loan Documents or mentioned therein may be amended, and the performance or observance by any of the Borrower or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Majority Lenders; PROVIDED, HOWEVER, that no such consent or amendment which affects the rights, duties or liabilities of the Agent shall be effective without the written consent of the Agent. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following unless in writing and signed by ALL of the Lenders: (i) increase the Total Commitment (or subject the Lenders to any additional obligations) (ii) reduce the principal of or interest on any of the Revolving Credit Notes (including, without limitation, interest on overdue amounts) or any fees payable hereunder, (iii) postpone any date (including the Borrowing Base Maturity Date) fixed for any payment in respect of principal of or interest (including, without limitation, interest on overdue amounts) on the Revolving Credit Notes, or any fees payable hereunder, (iv) change the definition of "Majority Lenders" or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents; (v) change the definition of "Borrowing Base" set forth in Section 1.1, amend Section 2.1(a) or waive the limitations set forth in Section 2.1(a); (vi) amend this Section 11.9(b); (vii) change the Commitment of any Lender, except as permitted under Section IX hereof; (viii) except as permitted by Section 10.2(b) hereunder, release any Collateral; or
(ix) amend Sections 2.5 or 2.6 hereof.

      11.10 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders and their respective successors and permitted assigns; PROVIDED that the Borrower may not assign or transfer its rights or obligations hereunder.

      11.11 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

      11.12 ENTIRE AGREEMENT, ETC. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements (including the Existing Agreement and all term sheets) with respect to the subject matter hereof, except for the letter agreements of even date herewith between the Borrower and the Agent with respect to fees payable to the Agent and to the Lenders, which letter agreements shall continue in full force and effect and shall not be superseded by this Agreement or any of the other Loan Documents.

      11.13 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH OF THE BORROWER AND THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWER'S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

      11.14 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN

DOCUMENTS. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      11.15 SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

      11.16 CONFIDENTIALITY. The Agent and the Lenders shall hold all confidential information delivered by the Borrower to the Agent or any Lender pursuant to this Agreement relating to the Borrower or its business in accordance with such entity's customary procedures for handling confidential information of this nature and in accordance with safe and sound business practices and in any event may make disclosure to such of its respective Affiliates, officers, directors, employees, agents and representatives as need to know such information in connection with the Loans. If the Agent or any Lender is otherwise a creditor of Borrower, the Agent or such Lender, as the case may be, may use the information in connection with its other credits. The Agent or any Lender may also make disclosure reasonably required by any bona fide Participant, potential Assignee or potential Participant (each, a "TRANSFEREE"), or as required or requested by any governmental authority or representative thereof, or pursuant to legal process, or to its accountants, lawyers and other advisors, and shall require any Transferee to agree, in a writing to which the Borrower shall be the third party beneficiary, to hold all such information as confidential to the extent required by the first sentence of this Section 11.15.

      11.17 LOST NOTE, ETC. Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of any Note or any Security Document which is not a public record and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or Security Document, if available, the Borrowers will issue, in lieu thereof, a replacement Note or other Security Document in the same principal amount thereof and otherwise of like tenor.

      IN WITNESS WHEREOF, the undersigned have duly executed this Revolving Credit Agreement under seal as of the date first set above.

LEASECOMM CORPORATION                    THE CIT GROUP/COMMERCIAL SERVICES,
                                          INC., individually as a Lender and as Agent

By: /s/ Richard F. Latour                By:  /s/ Daniel B. Ciotti
    ----------------------------              ----------------------------------
    Richard F. Latour, Executive              Daniel B. Ciotti, Vice President
      Vice President

TIMEPAYMENT CORP. LLC
By its Manager

By: /s/ Richard F. Latour
    ----------------------------
    Richard F. Latour, Manager

MICROFINANCIAL INCORPORATED

By: /s/ Richard F. Latour
    ----------------------------
    Richard F. Latour, President

                                                                  EXECUTION COPY

                                   SCHEDULE 1

                           COMMITMENTS OF THE LENDERS

LENDER                                              COMMITMENT

THE CIT GROUP/COMMERCIAL
  SERVICES, INC.                                    $30,000,000